Exhibit 4.6

$435,000,000

AMENDED AND RESTATED

REVOLVING

CREDIT AGREEMENT

dated as of July 22, 2004

(amending and restating the

Credit Agreement, dated as of May 10, 2002)

among

WORTHINGTON INDUSTRIES, INC.,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION,

as Issuing Lender, Swingline Lender and Administrative Agent,

and

THE BANK OF NOVA SCOTIA,

as Syndication Agent and Sole Bookrunner

THE BANK OF NOVA SCOTIA

and

PNC CAPITAL MARKETS, INC.,

as Joint Lead Arrangers

AMENDED AND RESTATED REVOLVING

CREDIT AGREEMENT

This Amended and Restated Revolving Credit Agreement (this “Agreement”) is dated as of July 22, 2004 and is among WORTHINGTON INDUSTRIES, INC., an Ohio corporation (the “Borrower”), the banks and other financial institutions from time to time party hereto (the “Lenders”), PNC BANK, NATIONAL ASSOCIATION, as Issuing Lender, Swingline Lender and Administrative Agent, and THE BANK OF NOVA SCOTIA, as Syndication Agent and Sole Bookrunner.

W I T N E S S E T H:

WHEREAS, pursuant to the Five Year Revolving Credit Agreement, dated as of May 10, 2002 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, certain financial institutions and other Persons from time to time party thereto (the “Existing Lenders”) and PNC Bank, National Association, as Issuing Agent, Swingline Lender and Administrative Agent thereunder, the Existing Lenders were committed to make extensions of credit to the Borrower on the terms and conditions set forth therein and made revolving loans (the “Existing Revolving Loans”) and swingline loans (the “Existing Swingline Loans” and, together with the Existing Revolving Loans, the “Existing Committed Loans”) to the Borrower;

WHEREAS, the Borrower desires to, among other things, obtain the Commitments to make Loans on the terms and conditions set forth herein for the purposes set forth herein;

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrower pursuant to the terms of this Agreement, and the Lenders have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Existing Credit Agreement that (a) the commitments which the Existing Lenders have agreed to extend to the Borrower under the Existing Credit Agreement shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement, and (b) the Existing Committed Loans and other Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement, with the intent that the terms of this Agreement shall amend and restate in their entirety the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than for fees and expenses accrued and owing and indemnification provisions arising under the terms of the Existing Credit Agreement on or prior to the date hereof or arising (in the case of an indemnification) under the terms of the Existing Credit Agreement); and

WHEREAS, the Borrower desires and the Lenders hereby agree that the Pledged Notes (as defined in the Existing Credit Agreement) and the other Loan Documents securing the Obligations under the Existing Credit Agreement shall be released as of the date hereof;

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Absolute Rate Auction” means a solicitation of Competitive Bids setting forth Competitive Bid Absolute Rates pursuant to Section 2.03 for Competitive Bid Loans.

“Active Restricted Subsidiary” means a Restricted Subsidiary having a net worth in excess of $1,000,000.

“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successor or successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address and account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (i) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” means the Administrative Agent or the Syndication Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.

“Agent-Related Persons” means any Agent, together with its Affiliates (including in the case of PNC Bank, National Association in its capacity as the Administrative Agent), and the officers, directors, employees, agents and attorneys-in-fact of such Person and its Affiliates.

“Agreement” means the Existing Credit Agreement, as amended and restated hereby and as further amended, restated, supplemented or otherwise modified from time to time.

“Amendment Effective Date” means the date this Agreement becomes effective pursuant to Section 10.17.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws compromising or implementing the Bank Secrecy Act and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended or replaced).

“Applicable Interbank Offered Rate” for any Eurodollar Loan for the Interest Period applicable thereto means:

(i)          the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on display page 3750 of the Telerate screen (or any successor thereto) that displays the average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period; or

(ii)         if the rate referenced in clause (i) above does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on such other page or service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. two Business Days prior to the first day of such Interest Period; or

(iii)        if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upwards to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted with a term equivalent to such Interest Period would be offered by PNC Bank, National Association or one of its Affiliates to major banks in the offshore market for Dollars at their request at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period.

“Applicable Lending Office” means (i) with respect to any Lender and for each Class and Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Class and Type of Loan on Schedule 10.02 or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Class and Type are to be made and maintained; provided that any Lender may from time to time by notice to the Borrower and the Administrative Agent (x) designate separate Eurodollar Lending Offices for loans in different currencies, in which case all references herein to the Applicable Lending Office of such Lender shall, with respect to its Eurodollar Loans, be deemed to refer to any or all of such offices, as the context may require, and (y) designate separate Competitive Bid Lending Offices for (A) its Competitive Bid LIBOR Loans, (B) its Competitive Bid Absolute Rate Loans and (C) its Competitive Bid Loans in different currencies, in which case all references herein to the Applicable Lending Office of such Lender shall, with respect to such Loans, be deemed to refer to any or all of such offices, as the context may require, and (ii) with respect to any Issuing Lender and for each Letter of Credit, the “Lending Office” of such Issuing Lender (or of an Affiliate of such Issuing Lender) designated on Schedule 10.02 or such other office of such Issuing Lender (or of an Affiliate of such Issuing Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Applicable Margin” means, for purposes of calculating (i) the applicable interest rate for any day for any Base Rate Loans or Eurodollar Loans, (ii) the applicable rate for the Facility Fee for any day for purposes of Section 2.12(a) or (iii) the applicable rate for the Utilization Fee for any day for purposes of Section 2.12(c), the appropriate applicable percentage set forth below corresponding to then current Worthington’s Ratings:

	Worthington’s Ratings (S&P/Moody’s)	Applicable Percentage for Facility Fees	Applicable Percentage for Base Rate Loans	Applicable Percentage for Eurodollar Loans
Category A:	A-/A3 or higher	.125%	0%	.375%

Category B:	BBB+/Baa1	.150%	0%	.475%

Category C:	BBB/Baa2	.175%	0%	.575%

Category D:	BBB-/Baa3	.200%	0%	.675%

Category E:	BB+/Ba1 or lower or unrated	.300%	0%	1.20%

	Worthington’s Ratings (S&P/Moody’s)	Applicable Percentage for Utilization Fee: Usage > 33% of Commitments	Applicable Percentage for Utilization Fee: Usage > 66% of Commitments
Category A:	A-/A3 or higher	.125%	.250%

Category B:	BBB+/Baa1	.125%	.250%

Category C:	BBB/Baa2	.125%	.250%

Category D:	BBB-/Baa3	.125%	.250%

Category E:	BB+/Ba1 or lower or unrated	.125%	.250%

Initially, the Applicable Margins for Base Rate Loans and Eurodollar Loans and the applicable rate for Facility Fees shall be based upon Worthington’s Ratings specified in the certificate delivered pursuant to Section 4.01(d)(ii) of this Agreement. Thereafter, each change in the Applicable Margins for Base Rate Loans and Eurodollar Loans and the applicable rate for Facility Fees shall be effective during the period commencing on the date of a public announcement with respect to a change in Worthington’s Ratings and ending on the date immediately preceding the effective date of the next such change, if any. In the event a rating differential of one level exists, Worthington’s Ratings shall be deemed to be the higher of the two ratings. In the event a rating differential of more than one level exists, Worthington’s Ratings shall be deemed to be one level below the higher rating.

“Approved Fund” means (i) with respect to any Lender, an entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is managed by such Lender or an Affiliate of such Lender, (ii) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor and (iii) any special purpose funding vehicle described in Section 10.06(h).

“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of Exhibit C hereto, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 10.06(b).

“Associate” has the meaning given to it in Rule 12b-2 under the Exchange Act.

“Attorney Costs” means all reasonable and actual fees and disbursements of any law firm or other external counsel.

“Bankruptcy Event” means, with respect to any Person, (i) a court or governmental agency having appropriate jurisdiction shall enter a decree or order for relief in respect of such Person in an involuntary case under any Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for any substantial part of its property or ordering the winding up or liquidation of its affairs, (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against such Person and such petition remains unstayed and in effect for a period of 60 consecutive days, (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors or (iv) such Person shall admit in writing its inability to pay its debts generally as they become due or any definitive action shall be taken by such Person in preparation for any of the aforesaid.

“Base Rate” means, for any day, (a) a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Open Rate for such day (any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Open Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Open Rate) or (b) exclusively for purposes of Swingline Loans, any other rate per annum that may be agreed upon between the Swingline Lender and the Borrower.

“Base Rate Loan” means a Committed Loan (Syndicated or Swingline) which bears interest at the Base Rate pursuant to the applicable Notice of Syndicated Loan, Swingline Loan Request, Notice of Extension/Conversion or the provisions of Article III.

“Blocked Person” means any Person (i) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) who is affiliated or associated with a person or entity listed above.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Worthington Industries, Inc., an Ohio corporation, and its successors.

“Borrower’s 2003 Form 10-K” means the Borrower’s annual report on Form 10-K for the fiscal year ended May 31, 2003, as filed with the Securities and Exchange Commission pursuant to the Exchange Act.

“Borrower’s Latest Form 10-Q” means the Borrower’s quarterly report on Form 10-Q for the quarter ended February 29, 2004, as filed with the Securities and Exchange Commission pursuant to the Exchange Act.

“Borrowing” has the meaning set forth in Section 1.04.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks are authorized or required to close, under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that:

(i)         when used in Section 2.06 with respect to any action taken by or with respect to any Issuing Lender, or to the issuance of, drawing under, or reimbursement obligation arising in respect of, a Letter of Credit or a notice by the Borrower with respect to any such issuance, drawing or reimbursement obligation, the term “Business Day” shall not include any day on which commercial banks are authorized or required to close, under the laws of, or in fact closed in, the jurisdiction where such Issuing Lender’s Applicable Lending Office is located; and

(ii)        if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Capital Lease” of any Person means any lease of property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capitalization” means Consolidated Indebtedness plus Consolidated Net Worth.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, as collateral for the LC Obligations, cash or deposit balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lenders (which documents are hereby consented to by the Lenders). Derivates of such term have a corresponding meaning.

“Cash Equivalents” means:

(iii)          securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(iv)          Dollar-denominated certificates of deposit of (A) any Lender, (B) any United States commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose (or whose parent company’s) short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than 270 days from the date of acquisition;

(v)         commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation not an Affiliate of the Borrower rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition;

(vi)         repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(vii)         Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (i) through (iv).

“Change of Control” means, with respect to any Person, an event or series of events by which:

(viii)        any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act) (other than John H. McConnell, John P. McConnell, their Affiliates, their Associates (as defined in Rule 12b-2 under the Exchange Act), or a group which the foregoing are a principal participant, or any profit sharing, employee stock ownership or other employee benefit plan of the Borrower or any Subsidiary of the Borrower or any trustee or fiduciary with respect to any such plan when acting in such capacity) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the Equity Interests of such Person on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding Equity Equivalents (whether or not such Equity Equivalents are then currently convertible or exercisable); or

(ix)         during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (ii)(A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (ii)(A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class” has the meaning set forth in Section 1.04.

“Closing Date” means May 10, 2002.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Commitment” means (i) with respect to each Lender, its Revolving Commitment, (ii) with respect to each Issuing Lender, its LC Commitment and (iii) with respect to the Swingline Lender, the Swingline Commitment, in each case in the respective amount set forth on Schedule 1.01A or in the applicable Assignment and Acceptance as its Commitment of the applicable Class, as any such amount may be increased or decreased from time to time pursuant to this Agreement.

“Committed Loan” means a Syndicated Loan or a Swingline Loan.

“Competitive Bid” has the meaning set forth in Section 2.03(d).

“Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d)(ii)(D).

“Competitive Bid Absolute Rate Loan” means a Competitive Bid Loan made by a Lender pursuant to an Absolute Rate Auction.

“Competitive Bid LIBOR Loan” means a Competitive Bid Loan made by a Lender pursuant to a LIBOR Auction (including such a Loan bearing interest at the Base Rate pursuant to Article III).

“Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.03(d)(ii)(C).

“Competitive Bid Note” means a promissory note, substantially in the form of Exhibit B-2 hereto, evidencing the obligation of the Borrower to repay outstanding Competitive Bid Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Competitive Bid Quote” has the meaning set forth in Section 2.03(b)(iv).

“Competitive Bid Request” has the meaning set forth in Section 2.03(b).

“Consolidated EBITDA” means for any period the sum of (i) Consolidated Net Income for such period plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes and (C) depreciation, amortization (including, without limitation, amortization of goodwill and other intangibles) and other non-cash expense, all determined in accordance with GAAP, minus (iii) an amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income and (B) any non-cash income or non-cash gains, all as determined in accordance with GAAP. If the Borrower or any Subsidiary makes a material acquisition or divestiture, in either case to the extent permitted pursuant to this Agreement, during any period for which Consolidated EBITDA is measured, then for purposes of determining the Leverage Ratio, Consolidated EBITDA shall be adjusted for the period of time prior to the date of such acquisition or divesture by adding the historical financial results for such period of the Person or assets acquired (without taking account of cost savings or others synergies unless approved by the Required Lenders) or deleting that portion of the financial results of the Borrower and its Consolidated Subsidiaries for such period attributable to the Person or assets divested, all as reasonably determined by the Borrower and certified to the Administrative Agent and the Lenders.

“Consolidated Indebtedness” means at any date the Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Interest Expense” means, for any period, the total interest expense, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Lease Obligations and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances and asset securities and other similar off balance street transactions and net costs in respect of Derivatives Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Borrower and its Restricted Subsidiaries), determined on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (i) the income (or loss) of any Person in which any other Person (other than the Borrower or any of its Wholly-Owned Subsidiaries) has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Wholly-Owned Subsidiary in the form of dividends or other distributions during such period and (ii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Borrower and its Subsidiaries for the total assets (less accumulated depletion, depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Borrower and its Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Borrower’s subsidiaries held by Persons other than the Borrower or a wholly-owned Subsidiary of the Borrower; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlling Person” means, with respect any Person, the beneficial owner of a percentage of the voting power of the Equity Interests of any such Person sufficient to approve an action of any such Person which requires a simple majority of the owners of such Equity Interest to vote to approve any such action; provided that any such Person is a Consolidated Subsidiary of such Controlling Person.

“Credit Exposure” has the meaning set forth in the definition of “Required Lenders” in this Section 1.01.

“Credit Extension” means a Borrowing, a Competitive Bid Loan or the issuance, renewal or extension of a Letter of Credit or the purchase by a Lender of a Participation Interest.

“Creditor” means each Lender, each Issuing Lender, each Agent and each Indemnitee and their respective successors and assigns, and “Creditors” means any two or more of such Creditors.

“Debtor Relief Laws” means the Bankruptcy Reform Act of 1978, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdiction from time to time affecting the rights of creditors generally.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time any Lender that, within one Business Day of when due, (i) has failed to make a Loan or purchase a Participation Interest in a Swingline Loan or LC Obligation required pursuant to the terms of this Agreement, (ii) other than as set forth in clause (i) above, has failed to pay to any Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement or any other Loan Document or (iii) has been deemed insolvent or has become subject to a Bankruptcy Event.

“Derivatives Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Derivatives Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any Bankruptcy Event with respect to such Person, whether or not allowed or allowable as a claim under any applicable Debtor Relief Laws) of such Person in respect of any Derivatives Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any Sale/Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or payment intangible or any rights or claims associated therewith.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Eligible Assignee” means (i) any Lender, (ii) any Affiliate of a Lender, (iii) any Approved Fund and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, (B) in the case of any assignment of a Revolving Commitment, the Issuing Lenders and the Swingline Lender and (C) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 10.06(b), the Borrower (each such approval not to be unreasonably withheld or delayed and any such approval required of the Borrower to be deemed given by the Borrower if no objection from the Borrower is received by the assigning Lender and the Administrative Agent within two Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower); provided that the Borrower and its Affiliates shall not qualify as Eligible Assignees.

“Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (i) the protection of health, safety, and the environment, (ii) the conservation, management or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater or (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order or directive issued thereunder.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (iii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (vi) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for each Interest Period for each Eurodollar Loan comprising the same Group, the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the Applicable Interbank Offered Rate for Dollars for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

“Eurodollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of “Eurodollar liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents), whether or not a Lender has any Eurodollar liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for prorations, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Loan” means a Syndicated Loan which bears interest at a Eurodollar Rate pursuant to the applicable Notice of Syndicated Loan or Notice of Extension/Conversion.

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, together with the rules and regulations promulgated thereunder.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Committed Loans” is defined in the first recital.

“Existing Credit Agreement” is defined in the first recital.

“Existing Lenders” is defined in the first recital.

“Existing Letters of Credit” means the letters of credit issued for the account of the Borrower and any Restricted Subsidiary before the Amendment Effective Date and described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 7.01 hereto, without giving effect to any extension of the term thereof.

“Existing Revolving Loans” is defined in the first recital.

“Existing Swingline Loans” is defined in the first recital.

“Facility Fee” has the meaning set forth in Section 2.12(a).

“Failed Loan” has the meaning set forth in Section 2.04(e).

“Federal Funds Open Rate” means the rate per annum determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto or any other broker selected by the Administrative Agent, as set forth on the applicable Telerate display page; provided that if such day is not a Business Day, the Federal Funds Open Rate for

such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a federal funds broker at such time, such other rate as determined by the Administrative Agent in accordance with its usual procedures.

“Federal Funds Rate” means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fixed Rate Loan” means Eurodollar Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate) or any combination of the foregoing.

“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is organized outside the United States and conducts substantially all of its business outside the United States.

“GAAP” means at any time generally accepted accounting principles as then in effect in the United States, applied on a basis consistent (except for changes with which the Borrower’s independent public accountants have concurred) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries previously delivered to the Lenders.

“Governmental Authority” means any federal, state, local, provincial or foreign government, authority, agency, central bank, quasi-governmental or regulatory authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

“Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Eurodollar Loans having the same Interest Period at such time; provided that if a Committed Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article III, such Loan shall be included in the same Group of Loans from time to time as it would have been had it not been so converted or made.

“Guaranty Obligation” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“ICC” has the meaning set forth in Section 2.06(n).

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such person evidenced by bond, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee that are capitalized in accordance with GAAP, (v) all Guaranty Obligations, (vi) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid or payable (currently or in the future, on a contingent or non-contingent basis) under a letter of credit or similar instrument, (vii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business) and (viii) proceeds paid to such Person from asset securitization, synthetic sale/leaseback and other similar off balance sheet transactions.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitee” has the meaning set forth in Section 10.05.

“Interest Payment Date” means (i) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and the Maturity Date and (ii) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date, and, where the applicable Interest Period for a Eurodollar Loan is greater than three months, also the date three months from the beginning of the Interest Period and each three months thereafter.

“Interest Period” means:

(x)          with respect to each Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

(A)        any Interest Period (except an Interest Period determined pursuant to clause (i)(C) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(B)        any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (C) below, end on the last Business Day of a calendar month;

(C)        any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

(xi)         with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending one, two, three or six months thereafter as the Borrower may elect in accordance with Section 2.03, provided that:

(A)        any Interest Period (except an Interest Period determined pursuant to clause (ii)(C) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(B)        any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (ii)(C) below, end on the last Business Day in a calendar month; and

(C)        any Interest Period which would otherwise end after the Maturity Date shall end on such Maturity Date; and

(xii)        with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than seven) as the Borrower may elect in accordance with Section 2.03; provided that:

(A)         any Interest Period (except an Interest Period determined pursuant to clause (iii)(B) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

(B)         any Interest Period which would otherwise end after the Maturity Date shall end on such Maturity Date.

“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of all or substantially all of the assets, shares of Capital Stock, bonds, notes, debentures, time deposits or other securities of such other Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment or inventory in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or in the case of any Restricted Subsidiary of the Borrower, any release, cancellation, compromise or forgiveness in whole or in part of any Indebtedness owing by such Restricted Subsidiary.

“Issuing Lender” means (i) PNC Bank, National Association, in its capacity as issuer of Letters of Credit under Section 2.06(b), and its successor or successors in such capacity and (ii) any other Lender which the Borrower shall have designated as an “Issuing Lender” by notice to the Administrative Agent.

“Issuing Lender Fees” has the meaning set forth in Section 2.12(b)(iii).

“Law” means any international, foreign, Federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code, or administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Commitment” means the commitment of an Issuing Lender to issue Letters of Credit in an aggregate face amount at any one time outstanding (together with the amounts of any unreimbursed drawings thereon and all LC Commitments of other Issuing Lenders) of up to the LC Committed Amount.

“LC Committed Amount” has the meaning set forth in Section 2.06(b).

“LC Disbursement” means a payment or disbursement made by an Issuing Lender pursuant to a Letter of Credit.

“LC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LC Obligations” means at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all LC Disbursements not yet reimbursed by the Borrower as provided in Section 2.06(h) to the applicable Issuing Lenders in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.06(i).

“Lender” means each bank or other lending institution listed on Schedule 1.01A, each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b) and their respective successors and shall include, as the context may require, each Issuing Lender and/or the Swingline Lender, in each case in such capacity.

“Letter of Credit” means any letter of credit issued hereunder by an Issuing Lender on or after the Closing Date.

“Letter of Credit Fee” has the meaning set forth in Section 2.12(b)(i).

“Letter of Credit Request” has the meaning set forth in Section 2.06(c).

“Leverage Ratio” means on any date the ratio of (i) Consolidated Indebtedness as of such date to (ii) Consolidated EBITDA.

“LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the Applicable Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable, chattel paper, payment intangibles or promissory notes. Solely for the avoidance of doubt, the filing of a Uniform Commercial Code financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien does not constitute a Lien solely on account of being filed in a public office.

“Loan” means a Committed Loan or a Competitive Bid Loan, and “Loans” means Committed Loans or Competitive Bid Loans or both.

“Loan Documents” means this Agreement and the Notes, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Material Adverse Change” has the meaning set forth in Section 5.02(c).

“Material Adverse Effect” means an effect on the business, financial condition, assets or liabilities of the Borrower and its Restricted Subsidiaries, considered on a consolidated basis, which, when combined on a cumulative basis with other changes in the business, financial condition, assets and liabilities of the Borrower and its Consolidated Subsidiaries, considered on a consolidated basis: (i) would have a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents or (ii) would result in a material adverse change in the financial condition of the Borrower and its Restricted Subsidiaries, considered on a consolidated basis.

“Maturity Date” means May 9, 2007 or such later date to which the Maturity Date for any Loans or Lender may be extended pursuant to Section 2.11(d) or, if any such day is not a Business Day, the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Note” means a Revolving Note, a Competitive Bid Note or a Swingline Note and “Notes” means all of them, collectively.

“Notice of Borrowing” means a Notice of Syndicated Loan or a Notice of Competitive Bid Borrowing.

“Notice of Competitive Bid Borrowing” has the meaning set forth in Section 2.03(f).

“Notice of Extension/Conversion” has the meaning set forth in Section 2.08.

“Notice of Syndicated Loan” has the meaning set forth in Section 2.02(a).

“Obligations” means, without duplication:

(xiii)         all principal of and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Event, whether or not allowed or allowable as a claim under any applicable Debtor Relief Law) on any Loan or LC Obligation under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(xiv)         all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by the Borrower (including, without limitation, any amounts which accrue after the commencement of any Bankruptcy Event, whether or not allowed or allowable as a claim under any applicable Debtor Relief Law) pursuant to this Agreement or any other Loan Document;

(xv)         all expenses of the Agents as to which one or more of the Agents have a right to reimbursement under Section 10.04 of this Agreement; and

(xvi)         all Indemnified Liabilities and other amounts paid by any Indemnitee as to which such Indemnitee has the right to payment or reimbursement under Section 10.05 of this Agreement or under any other similar provision of any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Operating Lease” means, as applied to any Person, a lease (including a lease which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (ii) with respect to any limited liability company, the articles of formation and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Participation Interest” means a Credit Extension by a Lender by way of a purchase of a participation interest in Letters of Credit or LC Obligations as provided in Section 2.06(a) or (e), in Swingline Loans as provided in Section 2.01(b)(vi) or in any Loans as provided in Section 2.14.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, in which in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permit” means any license, permit, franchise, right or privilege, certificate of authority or order, or any waiver of the foregoing, issued or issuable by any Governmental Authority.

“Permitted Liens” means:

(xvii)        Liens securing the payment of taxes and special assessments, either not yet due or the validity of which is being contested by the Person being charged in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by GAAP;

(xviii)        deposits or Liens securing property under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(xix)         Liens imposed by law, such as carriers’, warehousemen’s or mechanics’ liens and liens of landlords or mortgagees of landlords arising by operation of law on property located on leased premises, incurred by it in good faith in the ordinary course of business;

(xx)         Liens incurred in connection with the lease or acquisition of fixed or capital assets limited to the specific assets acquired with such lease or financing or Capital Lease Obligation (subject to the acquisition of such assets and incurrence of such debt being otherwise permitted by the terms of this Agreement);

(xxi)         Liens existing on the date of this Agreement securing Indebtedness outstanding on the date of this Agreement in aggregate principal amount not exceeding $27,400,000;

(xxii)         any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(xxiii)         any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into Borrower or a Subsidiary and not created in contemplation of such event;

(xxiv)         any Lien existing on any asset prior to the acquisition thereof by Borrower or a Subsidiary and not created in contemplation of such event;

(xxv)         any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses (iv), (v), (vi), (vii) or (viii) of this definition; provided that such Indebtedness is not increased and is not secured by any additional assets;

(xxvi)         Liens incidental to the conduct of the business of the Borrower or its Subsidiaries or the ownership of their respective assets which (i) do not secure Indebtedness or Derivative Obligations, (ii) do not secure any obligation, or related series of obligations, in an amount exceeding $20,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of the business of the Borrower or its Subsidiaries;

(xxvii)         Liens on cash and Cash Equivalents securing Derivative Obligations; provided that the aggregate amount of Cash Equivalents subject to such Liens may at no time exceed $20,000,000;

(xxviii)        any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within sixty days after the entry thereof, have been discharged or fully bonded or will not have been discharged within sixty days after the termination of any such bond;

(xxix)         any judgment Lien, unless the judgment it secures will not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within sixty days after the expiration of any such stay;

(xxx)         easements, rights-of-way, zoning restrictions and other restrictions, charges or encumbrances not materially interfering with the ordinary conduct of the business;

(xxxi)        any Lien on property of a Subsidiary securing Indebtedness of such Subsidiary owing to Borrower or a Restricted Subsidiary;

(xxxii)        Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) on the following: (a) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other document accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Borrower or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (b) the balance of every deposit account, now or at any time hereafter existing, of the Borrower or any Subsidiary with the issuing banks, and any other claims of the Borrower or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Borrower or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents for others acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or power hereunder; (c) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; (d) all additions to and substitutions for any of the property enumerated above in this subsection; and

(xxxiii)    any Lien on accounts of the Borrower or any Subsidiary (which accounts arise in the ordinary course of business) in connection with the sale or purported sale of accounts to an Unrestricted Subsidiary or a bankruptcy-remote entity that purchases receivables in the ordinary course of its business.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Prime Rate” means for any day the rate of interest publicly announced by PNC Bank, National Association (or such other principal office of the Administrative Agent as communicated in writing to the Borrower and the Lenders) from time to time as its Prime Rate for Dollars loaned in the United States. It is a rate set by PNC Bank, National Association based upon a variety of factors, including PNC Bank, National Association’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the interest rate resulting from a change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

“Refunded Swingline Loan” has the meaning set forth in Section 2.01(b)(iii).

“Register” has the meaning set forth in Section 10.06(d).

“Regulation D, O, T, U or X” means Regulation D, O, T, U or X, respectively, of the Board as amended, or any successor regulation, in each case together with all interpretations of staff opinions issued in connection therewith.

“Remaining Lender” has the meaning set forth in Section 2.11(d)(i).

“Replacement Date” has the meaning set forth in Section 2.11(c).

“Replacement Lender” has the meaning set forth in Section 2.11(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means Revolving Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Revolving Lenders at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (i) at any time prior to the termination of the Commitments, the Revolving Commitment Percentage of such Lender multiplied by the Revolving Committed Amount, and (ii) at any time after the termination of the Commitments, the sum of (A) the principal amount of the outstanding Revolving Loans of such Lender plus (B) the principal amount such Lender’s Participation Interests in all LC Obligations and Swingline Loans. For purposes of the foregoing, (i) the interest of any Lender holding a Loan in which any other Lender has a Participation Interest pursuant to Section 10.06(e) shall be calculated net of all such Participation Interests of other Lenders and (ii) the Participation Interest of any Lender pursuant to Section 10.06(e) in a Loan held by any other Lender shall be counted as if such Lender holding a Participation Interest under Section 10.06(e) held directly a proportionate part of the related Loan.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of Equity Interests or Equity Equivalents of the Borrower or any Subsidiary, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of the Borrower or any Subsidiary, now or hereafter outstanding or (iii) any payment made to retire, or to obtain the surrender of, any Equity Interests or Equity Equivalents of or now or hereafter outstanding.

“Restricted Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP, excluding, with respect to the Borrower at any date, all Unrestricted Subsidiaries designated as such pursuant to Section 7.07.

“Revolving Borrowing” means a Syndicated Loan comprised of Revolving Loans and identified as such in the Notice of Borrowing with respect thereto.

“Revolving Commitment” means, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (i) to make Revolving Loans in accordance with the provisions of Section 2.01(a), (ii) to purchase Participation Interests in Swingline Loans in accordance with the provisions of Section 2.01(b) and (iii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.06(e).

“Revolving Committed Amount” means, (a) prior to the Amendment Effective Date, $235,000,000, and (b) as of and after the Amendment Effective Date, $435,000,000, or such greater or lesser amount to which the Revolving Committed Amount may be adjusted pursuant to Section 2.11.

“Revolving Commitment Percentage” means, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 1.01A hereto, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.06(b).

“Revolving Lender” means each Lender identified in the Schedule 1.01A as having a Revolving Commitment and each Eligible Assignee which acquires a Revolving Commitment or Revolving Loan pursuant to Section 10.06(b) and their respective successors.

“Revolving Loan” means a Committed Loan made under Section 2.01(a).

“Revolving Note” means a promissory note, substantially in the form of Exhibit B-1 hereto, evidencing the obligation of the Borrower to repay outstanding Revolving Loans, as such Note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Outstandings” means at any date the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans plus the aggregate outstanding amount of all LC Obligations.

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Borrower or any of its Subsidiaries of any property, whether owned by the Borrower or any of its Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successor or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, together with the rules and regulations promulgated thereunder.

“Standby Letter of Credit” has the meaning set forth in Section 2.06(b).

“Subsidiary” means with respect to any Person any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity. Notwithstanding the foregoing, any Person that is not included as a “Consolidated Subsidiary” under GAAP shall not be a Subsidiary hereunder.

“Swingline Commitment” means the agreement of the Swingline Lender to make Loans pursuant to Section 2.01(b).

“Swingline Committed Amount” means the lesser of (i) $30,000,000 or (ii) an amount which, when added to the aggregate principal amount of all other Loans then outstanding under this Agreement, does not exceed $435,000,000.

“Swingline Lender” means PNC Bank, National Association, in its capacity as the Swingline Lender under Section 2.01(b), and its successor or successors in such capacity.

“Swingline Loan” means a Base Rate Loan made by the Swingline Lender in Dollars pursuant to Section 2.01(b), and “Swingline Loans” means any two or more of such Base Rate Loans.

“Swingline Loan Request” has the meaning set forth in Section 2.02(b).

“Swingline Note” means a promissory note, substantially in the form of Exhibit B-3 hereto, evidencing the obligation of the Borrower to repay outstanding Swingline Loans, as such Note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Swingline Termination Date” means the earlier of (i) May 9, 2007 (or, if such day is not a Business Day, the next preceding Business Day) or such earlier date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement and (ii) the date on which the Swingline Commitment is terminated in its entirety in accordance with the Agreement.

“Syndicated Loan” means a Committed Loan made by a Lender pursuant to Section 2.01(a); provided that if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Extension/Conversion, the term “Syndicated Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Syndication Agent” means The Bank of Nova Scotia, in its capacity as syndication agent for the Lenders hereunder and under the other Loan Documents, and its successor or successors in such capacity.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Taxes” has the meaning set forth in Section 3.01.

“Trade Letter of Credit” has the meaning set forth in Section 2.06(b).

“Type” has the meaning set forth in Section 1.04.

“UCP” has the meaning set forth in Section 2.06(n).

“United States” means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

“Unrestricted Subsidiary” means any Subsidiary which would otherwise be a Consolidated Subsidiary, but which has been designated as an Unrestricted Subsidiary by the Borrower pursuant to the provisions of Section 7.07.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Worthington’s Ratings” means the ratings from Moody’s and S&P with respect to the senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

Section 1.02 Computation of Time Periods and Other Definitional Provisions. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. All references to time herein shall be references to Eastern Standard time or Eastern Daylight time, as the case may be, unless specified otherwise. References in this Agreement to Articles, Sections, Schedules, Appendices or Exhibits shall be to Articles, Sections, Schedules, Appendices or Exhibits of or

to this Agreement unless otherwise specifically provided. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.

Section 1.03 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All financial statements delivered to the Lenders hereunder shall be accompanied by a statement from the Borrower that GAAP has not changed since the most recent financial statements delivered by the Borrower to the Lenders or, if GAAP has changed, describing such changes in detail and explaining how such changes affect the financial statements. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.01 (or, prior to the delivery of the first financial statements pursuant to Section 6.01, consistent with the financial statements described in Section 5.02(a)). Any change in GAAP that effects the calculation of financial covenants will result in an adjustment in the affected covenant so that it is no more or less restrictive than on the Closing Date.

Section 1.04 Classes and Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Class and Type (subject to Article III) and, except in the case of Base Rate Loans, have the same initial Interest Period. Loans hereunder are distinguished by “Class” and “Type”. The “Class” of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to whether such Loan is a Committed Loan (Syndicated or Swingline) or a Competitive Bid Loan. The “Type” of a Loan refers (i) in the case of Committed Loans, to whether such Loan is a Base Rate Loan or a Eurodollar Loan and (ii) in the case of Competitive Bid Loan, to whether such Loan is a Competitive Bid Absolute Rate Loan or a Competitive Bid LIBOR Loan. Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a “Committed Eurodollar Loan”) indicates that such Loan is a Loan of both such Class and such Type (e.g., both a Committed Loan and a Eurodollar Loan) or that such Borrowing is comprised of such Loans. In addition, Borrowings are classified by reference to the provisions of Article II under which participation therein is determined (i.e., a “Committed Loan” is a Syndicated Loan under Section 2.01(a) in which all Lenders participate in proportion to their Commitments or a Swingline Borrowing under Section 2.01(b) funded by the Swingline Lender, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which the Lender participants are determined on the basis of their respective bids in accordance therewith).

ARTICLE II

THE CREDIT FACILITIES

Section 2.01 Commitments to Lend.

(a)        Syndicated Loans. Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to the continuation and reallocation (as the case may be) of Existing Revolving Loans and to make Revolving Loans to the Borrower pursuant to this subsection 2.01(a) from time to time prior to the Maturity Date in amounts such that the aggregate of its Revolving Outstandings shall not exceed (after giving effect to all Revolving Loans and Competitive Bid Loans repaid, all reimbursements of LC Disbursements made, and all Refunded Swingline Loans paid, concurrently with the making of any Revolving Loans) its Revolving Commitment; provided that immediately after giving effect to each such Revolving Loan, the aggregate of the Revolving Outstandings plus the aggregate principal amount of all Competitive Bid Loans shall not exceed the aggregate amount of the Revolving Commitments. Each Revolving Borrowing (other than a Borrowing to be used to repay Refunded Swingline Loans which shall be in an aggregate amount equal to such Refunded Swingline Loans) shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Revolving Commitments) and shall be made from the several Revolving Lenders ratably in proportion to their respective Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this subsection 2.01(a), repay, or, to the extent permitted by Section 2.10, prepay, Revolving Loans and reborrow under this subsection 2.01(a).

(b)        Swingline Loans.

(i)         The Swingline Lender agrees, on the terms and subject to the conditions set forth herein, to the continuation of Existing Swingline Loans and to make a portion of the Revolving Commitments available to the Borrower from time to time prior to the Swingline Termination Date by making Swingline Loans to the Borrower in Dollars (each such loan, a “Swingline Loan” and collectively, the “Swingline Loans”); provided that (i) the aggregate principal amount of the Swingline Loans outstanding at any one time shall not exceed the Swingline Committed Amount, (ii) with regard to each Lender individually (other than the Swingline Lender in its capacity as such), the principal amount of such Lender’s outstanding Revolving Loans plus its Participation Interests in outstanding Swingline Loans plus its Participation Interests in outstanding LC Obligations shall not at any time exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (iii) with regard to the Revolving Lenders collectively, the aggregate of the Revolving Outstandings shall not exceed the Revolving Committed Amount, and (iv) the Swingline Committed Amount shall not exceed the aggregate of the Revolving Commitments then in effect. Each of the parties hereto acknowledges and agrees that the Existing Swingline Loans shall continue as Swingline Loans for all purposes under this Agreement and the Loan Documents. Swingline Loans may be repaid and reborrowed in accordance with the provisions hereof prior to the Swingline Termination Date. Swingline Loans may be made notwithstanding the fact that such Swingline Loans, when aggregated with the Swingline Lender’s other Revolving Outstandings, exceeds its Revolving Commitment. The proceeds of a Swingline Borrowing may not be used, in whole or in part, to refund any prior Swingline Borrowing.

(ii)         The principal amount of all Swingline Loans shall be due and payable on the earliest of (A) the maturity date agreed to by the Swingline Lender and the Borrower with respect to such Swingline Loan (which maturity date shall not be a date more than 10 Business Days from the date of advance thereof), (B) the Swingline Termination Date, (C) the occurrence of a Bankruptcy Event with respect to the Borrower or (D) the acceleration of any Loan or the termination of the Revolving Commitments pursuant to Section 8.02.

(iii)        With respect to any Swingline Loans that have not been voluntarily prepaid by the Borrower or paid by the Borrower when due under clause (ii) above, the Swingline Lender (by request to the Administrative Agent) or Administrative Agent at any time may, and shall at any time Swingline Loans have been outstanding for more than 10 Business Days, on one Business Day’s notice, require each Revolving Lender, including the Swingline Lender, and each such Lender hereby agrees, subject to the provisions of this Section 2.01(b), to make a Revolving Loan (which shall be initially funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Commitment Percentage of the amount of the Swingline Loans (“Refunded Swingline Loans”) outstanding on the date notice is given.

(iv)        In the case of Revolving Loans made by Lenders other than the Swingline Lender under clause (iii) above, each such Revolving Lender shall make the amount of its Revolving Loan available to the Administrative Agent, in Dollars in same day funds, at the Administrative Agent’s Office, not later than 1:00 P.M. on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately delivered to the Swingline Lender (and not to the Borrower) and applied to repay the Refunded Swingline Loans. On the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall instead be outstanding as Revolving Loans. The Borrower authorizes the Administrative Agent and the Swingline Lender to charge the Borrower’s account with the Administrative Agent (up to the amount available in such account) in order to pay immediately to the Swingline Lender the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders, including amounts deemed to be received from the Swingline Lender, are not sufficient to repay in full such Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of any Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by Section 2.14.

(v)          A copy of each notice given by the Swingline Lender pursuant to this Section 2.01(b) shall be promptly delivered by the Swingline Lender to the Administrative Agent and the Borrower. Upon the making of a Revolving Loan by a Revolving Lender pursuant to this Section 2.01(b), the amount so funded shall no longer be owed in respect of its Participation Interest in the related Refunded Swingline Loans.

(vi)         If as a result of any Bankruptcy Event, Revolving Loans are not made pursuant to this Section 2.01(b) sufficient to repay any amounts owed to the Swingline Lender as a result of a nonpayment of outstanding Swingline Loans, each Revolving Lender agrees to purchase, and shall be deemed to have purchased, a participation in such outstanding Swingline Loans in an amount equal to its Revolving Commitment Percentage of the unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swingline Lender, each Revolving Lender shall deliver to the Swingline Lender an amount in Dollars equal to its respective Participation Interest in such Swingline Loans in same day funds at the office of the Swingline Lender specified on Schedule 10.02. In order to evidence such Participation Interest each Revolving Lender agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to all parties. In the event any Revolving Lender fails to make available to the Swingline Lender the amount of such Revolving Lender’s Participation Interest as provided in this Section 2.01(b)(vi), the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the customary rate set by the Swingline Lender for correction of errors among banks in New York City for one Business Day and thereafter at the Base Rate plus the then Applicable Margin for Base Rate Loans.

(vii)        Each Revolving Lender’s obligation to make Revolving Loans pursuant to clause (iv) above and to purchase Participation Interests in outstanding Swingline Loans pursuant to clause (vi) above shall be absolute and unconditional and shall not be affected by any circumstance, including (without limitation) (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have against the Swingline Lender or the Borrower, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction in the amount of the Revolving Commitments after any such Swingline Loans were made, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender, (v) whether any condition specified in Article IV is then satisfied or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the forgoing; provided that no Revolving Lender shall be obligated following the occurrence and during the continuance of any Default or Event of Default to make any payment to the Swingline Lender under this subsection (b) with respect to a Swingline Loan made by the Swingline Lender at a time when it had actual knowledge that a Default or Event of Default had occurred and was continuing. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid Participation Interest for all purposes of the Loan Documents other than those provisions requiring the other Lenders to purchase a participation therein. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Swingline Lender to fund Swingline Loans in the amount of the Participation Interest in Swingline Loans that such Lender failed to purchase pursuant to this Section 2.01(b)(vii) until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.02 Notice of Committed Loan.

(a)        Syndicated Loans. The Borrower shall give the Administrative Agent notice of each Syndicated Loan substantially in the form of Exhibit A-1 hereto (a “Notice of Syndicated Loan”) not later than 11:00 A.M. on (i) the date of each Syndicated Base Rate Borrowing and (ii) the third Business Day before each Syndicated Eurodollar Borrowing. Each such notice shall be irrevocable and shall specify:

(A)        the date of such Borrowing, which shall be a Business Day;

(B)        the aggregate amount of such Borrowing;

(C)        whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or the Eurodollar Rate; and

(D)        in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period and to Section 2.07(a).

(b)        Swingline Borrowings. The Borrower shall request a Swingline Loan by written notice (or telephone notice promptly confirmed in writing) substantially in the form of Exhibit A-5 hereto (a “Swingline Loan Request”) to the Swingline Lender and the Administrative Agent not later than 2:00 P.M. on the Business Day of the requested Swingline Loan. Each such notice shall be irrevocable and shall specify (i) that a Swingline Loan is requested, (ii) the date of the requested Swingline Loan (which shall be a Business Day) and (iii) the principal amount of the Swingline Loan requested. Each Swingline Loan shall be made in Dollars as a Base Rate Loan and, subject to Section 2.01(b)(ii), shall have such maturity date as agreed to by the Swingline Lender and the Borrower upon receipt by the Swingline Lender of the Swingline Loan Request from the Borrower.

Section 2.03 Competitive Bid Borrowings.

(a)        Competitive Bid Option. In addition to Committed Loans pursuant to Section 2.01, the Borrower may, so long as Worthington’s Ratings are at least BBB/Baa2 from Moody’s and S&P, respectively, and as set forth in this Section 2.03, request the Lenders to make offers to make Competitive Bid Loans to the Borrower from time to time prior to the Maturity Date. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.03. After giving effect to any borrowing of Competitive Bid Loans, (i) the aggregate Revolving Outstandings plus the aggregate principal amount of all Competitive Bid Loans shall not exceed the aggregate amount of the Revolving Commitments and (ii) there shall not be more than five different Interest Periods in effect with respect to Competitive Bid Loans at any time.

(b)        Competitive Bid Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.03, it shall transmit to the Administrative Agent by telephone call followed promptly by facsimile transmission (a “Competitive Bid Request”) substantially in the form of Exhibit A-2 hereto so as to be received by the Administrative Agent at the Administrative Agent’s Office not later than 12:00 Noon on (x) the fourth Business Day before the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction, or, in any such case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective. Each such Competitive Bid Request shall specify:

(i)        the proposed date of Borrowing, which shall be a Business Day;

(ii)        the aggregate amount of such Borrowing, which shall be $5,000,000 in aggregate principal amount (or any larger multiple of $1,000,000);

(iii)         the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

(iv)        whether the Competitive Bid Borrowing quote requested (each, a “Competitive Bid Quote”) are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Request. No more than two Competitive Bid Requests shall be given within five Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Request.

(c)        Delivery of Competitive Bids Requests. The Administrative Agent shall promptly notify each Revolving Lender of each Competitive Bid Request received by it from the Borrower and the contents of such Competitive Bid Requests, which notice shall constitute an invitation by the Borrower to each Revolving Lender to submit Competitive Bids offering to make the Competitive Bid Loans to which such Competitive Bid Request relates in accordance with this Section 2.03.

(d)        Submission and Contents of Competitive Bids. (i) Each Lender may submit a competitive bid (a “Competitive Bid”) containing an offer or offers to make Competitive Bid Loans in response to any invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this subsection 2.03(d) and must be submitted to the Administrative Agent by telex or facsimile at the Administrative Agent’s office not later than (x) 10:00 A.M. on the third Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 10:00 A.M. on the proposed date of Borrowing, in the case of an Absolute Rate Auction, or, in any such case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective; provided that Competitive Bids submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than 30 minutes before the deadline for the other Lenders. Subject to Articles III and IV, any Competitive Bid so made shall not be revocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii)         Each Competitive Bid shall be substantially in the form of Exhibit A-3 hereto and shall in any case specify:

(A)        the proposed date of Borrowing;

(B)        the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be in the principal amount of $5,000,000 (or any larger multiple of $1,000,000), (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted;

(C)        in the case of a LIBOR Auction, the margin above or below the Applicable Interbank Offered Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/1,00th of 1%) to be added to or subtracted from such base rate;

(D)        in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/100th of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan; and

(E)        the identity of the quoting Lender.

A Competitive Bid may set forth up to three separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bids.

(iii)        Any Competitive Bid shall be disregarded if it:

(A)        is not substantially in conformity with Exhibit A-3 hereto or does not specify all of the information required by subsection 2.03(d)(ii) above;

(B)        contains qualifying, conditional or similar language;

(C)        proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bids; or

(D)        arrives after the time set forth in subsection 2.03(d)(i).

(e)        Notice to the Borrower. The Administrative Agent shall promptly notify the Borrower, but using its best efforts in no event later than 11:00 A.M. of the terms of (i) any Competitive Bid submitted by a Lender that is in accordance with subsection 2.03(d) and (ii) any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Lender with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid may be accepted.

(f)        Acceptance and Notice by the Borrower. The Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers notified to it pursuant to subsection 2.03(e) at the Administrative Agent’s Office not later than 11:00 A.M. on (x) the third Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction in Dollars or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction, or, in any such case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective. In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid in whole or in part; provided that:

(i)        the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

(ii)        the aggregate principal amount of each Competitive Bid Borrowing must be in the amount of $5,000,000 (or any larger multiple of $1,000,000);

(iii)        acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be; and

(iv)        the Borrower may not accept any offer that is described in subsection 2.03(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g)        Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in multiples of $1,000,000) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. After each Absolute Rate Auction and LIBOR Auction pursuant to this Section 2.03, the Administrative Agent shall notify each Lender that submitted a Competitive Bid in such auction of the range of bids submitted (without the bidder’s name) and accepted for each

Competitive Bid Loan and the aggregate principal amount of each Competitive Bid Borrowing resulting from such auction.

Section 2.04 Notice to Lenders; Funding of Loans.

(a)        Notice to Lenders. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Borrowing referred to therein, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)        Funding of Loans.

(i)         On the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing not later than 2:00 P.M., in Federal or other funds immediately available, to the Administrative Agent at the Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower in the Borrower’s account established at the Administrative Agent’s Office; provided that if on the date of any Syndicated Loan there are outstanding Swingline Loans or LC Disbursements, then the funds so received shall be applied, first, to the payment of such LC Disbursements, second, to the repayment of such Swingline Loans and third, to the Borrower as provided above.

(ii)        Not later than 3:00 P.M. on the date of each Swingline Borrowing, the Swingline Lender shall, unless the Administrative Agent shall have notified the Swingline Lender that any applicable condition specified in Article IV has not been satisfied, make available the amount of such Swingline Borrowing, in Federal or other immediately available funds, to the Borrower in the Borrower’s account established at the Swingline Lender’s address referred to in Schedule 10.02.

(c)        Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (except in the case of a Base Rate Borrowing, in which case prior to the time of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.04(b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) a rate per annum equal to the higher of the Federal Funds Open Rate (if such Borrowing is in Dollars) or the rate then applicable to such Loan in accordance with Section 2.07, in the case of the Borrower, and (ii) the Federal Funds Rate, in the case of such Lender. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d)        Obligations of Lenders Several. The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

(e)        Failed Loans. If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (e)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative

Agent shall receive any amount from the Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to the Borrower or, if the Administrative Agent has previously made such amount available to the Borrower on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Borrower); provided that the Administrative Agent shall have no obligation to disburse any such amount to the Borrower or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any law, rule, regulation or requirement applicable to the Administrative Agent. Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan of the same Class as the Failed Loan to the Borrower in satisfaction, to the extent thereof, of such Lender’s obligation to make the Failed Loan.

Section 2.05 Evidence of Loans.

(a)        Lender Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness owed by the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)        Administrative Agent Records. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c)        Evidence of Debt. The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.05 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(d)        Notes. Notwithstanding any other provision of this Agreement, if any Lender shall request and receive a Note or Notes as provided in Section 10.06 or otherwise, then the Loans of such Lender shall be evidenced by Notes of the applicable Class, in each case, substantially in the form of Exhibit B-1 or B-2, as applicable, and payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Revolving Loans or Competitive Bid Loans, as applicable. If requested by the Swingline Lender, the Swingline Loans shall be evidenced by a single Swingline Note, substantially in the form of Exhibit B-3, and payable to the order of the Swingline Lender in an amount equal to the aggregate unpaid principal amount of the Swingline Loans.

(e)        Notes for Loans of Different Types. Each Lender may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular Type be evidenced by separate Notes in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit B-1 or B-2 hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type. Each reference in this Agreement to such Lender’s “Note” of a particular Class shall be deemed to refer to and include any or all of such Notes, as the context may require.

(f)        Note Endorsements. Each Lender having one or more Notes shall record the date, amount, Class and Type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.06 Letters of Credit.

(a)        Letters of Credit. Each Issuing Lender agrees, on the terms and conditions set forth in this Agreement, to issue Letters of Credit from time to time before the Maturity Date for the account, and upon the request, of the Borrower and in support of (i) trade obligations of the Borrower and/or its Subsidiaries, which shall be payable at sight (each such letter of credit, a “Trade Letter of Credit” and, collectively, the “Trade Letters of Credit”) and (ii) such other obligations of the Borrower that are acceptable to the Lenders (each such letter of credit, a “Standby Letter of Credit” and, collectively, the “Standby Letters of Credit”); provided that immediately after each Letter of Credit is issued, (i) the aggregate amount of the LC Obligations shall not exceed $50,000,000 (the “LC Committed Amount”), (ii) the aggregate of the Revolving Outstandings shall not exceed the aggregate amount of the Revolving Commitments and (iii) with respect to each individual Revolving Lender, the aggregate outstanding principal amount of the Revolving Lender’s Revolving Loans plus its Participation Interest in outstanding LC Obligations plus its (other than the Swingline Lender’s in its capacity as such) Participation Interests in outstanding Swingline Loans shall not exceed such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

(b)        Method of Issuance of Letters of Credit; Amendment of Letters of Credit. The Borrower shall give the applicable Issuing Lender notice (with a copy to the Administrative Agent) substantially in the form of Exhibit A-6 hereto and, to the extent required by the Issuing Lender, the Issuing Lender’s then current application for a letter of credit (collectively, a “Letter of Credit Request”) of the requested issuance or amendment of a Letter of Credit prior to 1:00 P.M. on the proposed date of the issuance or amendment of Trade Letters of Credit (which shall be a Business Day) and at least three Business Days before the proposed date of issuance or extension of Standby Letters of Credit (which shall be a Business Day) (or such shorter period as may be agreed by the applicable Issuing Lender in any particular instance). In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the Issuing Lender: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may require. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit. No Letter of Credit shall have a term of more than one year or shall have a term extending or be extendible beyond the fifth Business Day before the Maturity Date.

Promptly after receipt of any Letter of Credit Request, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions thereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices.

Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)        Conditions to Issuance of Letters of Credit. The issuance by an Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 4.02, be subject to the conditions precedent that (i) such Letter of Credit shall be satisfactory in form and substance to the applicable Issuing Lender, (ii) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested, (iii) the Issuing Lender shall have confirmed with the Administrative Agent on the date of (and after giving effect to) such issuance that (A) the aggregate amount of all LC Obligations will not exceed the LC Committed Amount and (B) the aggregate Revolving Outstandings will not exceed the aggregate amount of the Revolving Commitments and (iv) the Issuing Lender shall not have been notified by the Administrative Agent that any condition specified in Section 4.02(b) or (c) is not satisfied on the date such Letter of Credit is to be issued. Notwithstanding any other provision of this Section 2.06, no Issuing Lender shall be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having a force of Law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it; or (ii) the issuance of such Letter of Credit shall violate any applicable general policies of such Issuing Lender.

(d)        Purchase and Sale of Letter of Credit Participations. Upon the issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, without recourse or warranty, an undivided participation interest in such Letter of Credit and the related LC Obligations in the proportion its Revolving Commitment Percentage bears to the Revolving Committed Amount (although any fronting fee payable under Section 2.12 shall be payable directly to the Administrative Agent for the account of the applicable Issuing Lender, and the Lenders (other than such Issuing Lender) shall have no right to receive any portion of any such fronting fee) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments pursuant to Section 10.06, there shall be an automatic adjustment to the Participation Interests in all outstanding Letters of Credit and all LC Obligations to reflect the adjusted Revolving Commitments of the assigning and assignee Lenders or of all Lenders having Revolving Commitments, as the case may be.

(e)        Drawings under Letters of Credit. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall determine in accordance with the terms of such Letter of Credit whether such drawing should be honored. If the Issuing Lender determines that any such drawing shall be honored, such Issuing Lender shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing and shall notify the Borrower and the Administrative Agent as to the amount to be paid as a result of such drawing and the payment date.

(f)        Duties of Issuing Lenders to Revolving Lenders; Reliance. In determining whether to pay under any Letter of Credit, the relevant Issuing Lender shall not have any obligation relative to the Revolving Lenders participating in such Letter of Credit or the related LC Obligations other than to determine that any document or documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit shall not create for the Issuing Lender any resulting liability if taken or omitted in the absence of gross negligence or willful misconduct. Each Issuing Lender shall be entitled (but not obligated) to rely, and shall be fully protected in relying, on the representation and warranty by the Borrower set forth in the last sentence of Section 4.02 to establish whether the conditions specified in paragraphs (b) and (c) of Section 4.02 are met in connection with any issuance or extension of a Letter of Credit. Each Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuing Lender and upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopier, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless the beneficiary and the Borrower shall have notified such Issuing Lender that such documents do not comply with the terms and conditions of the Letter of Credit. Each Issuing Lender shall be fully justified in refusing to take any action requested of it under this Section 2.06 in respect of any Letter of Credit unless it shall first have received such advice or concurrence of the Required Revolving Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take, or omitting or continuing to omit, any such action. Notwithstanding any other provision of this Section 2.06, each Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Section 2.06 in respect of any Letter of Credit in accordance with a request of the Required Revolving Lenders, and such request and any action taken or failure to act pursuant hereto shall be binding upon all Revolving Lenders and all future holders of participations in such Letter of Credit.

(g)        Reimbursement Obligations. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse each Issuing Lender for any amounts paid by such Issuing Lender in accordance with Section 2.06(e) and (f) of this Agreement upon any drawing under any Letter of Credit, together with any and all reasonable charges and expenses which the Issuing Lender may pay or incur relative to such drawing and interest on the amount drawn at the rate applicable to Revolving Base Rate Loans for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable. Such reimbursement payment shall be due and payable (i) at or before 1:00 P.M. on the date the Issuing Lender notifies the Borrower of such drawing, if such notice is given at or before 10:00 A.M. on such date or (ii) at or before 10:00 A.M. on the next succeeding Business Day if such notice is given after 10:00 A.M. on the immediately preceding Business Day; provided that no payment otherwise required by this sentence to be made by the Borrower at or before 1:00 P.M. on any day shall be overdue hereunder if arrangements for such payment satisfactory to the Issuing Lender, in its reasonable discretion, shall have been made by the Borrower at or before 1:00 P.M. on such day and such payment is actually made at or before 3:00 P.M. on such day. In addition, the Borrower agrees to pay to the Issuing Lender interest, payable on demand, on any and all amounts not paid by the Borrower to the Issuing Lender when due under this subsection (g), for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at a rate per annum equal to the sum of 2% plus the rate applicable to Revolving Base Rate Loans for such day. Subject to the satisfaction of all applicable conditions set forth in Article IV, the Borrower may, at its option, utilize the Swingline Commitment or the Revolving Commitments, or make other arrangements for payment satisfactory to the Issuing Lender, for the reimbursement of all LC Disbursements as required by this subsection (g). Each reimbursement payment to be made by the Borrower pursuant to this subsection (g) shall be made to the Issuing Lender in Federal or other funds immediately available to it at its address referred to Schedule 10.02.

(h)        Obligations of Revolving Lenders to Reimburse Issuing Lender for Unpaid LC Disbursements. If the Borrower shall not have reimbursed an Issuing Lender in full for any LC Disbursement as required pursuant to subsection (g) of this Section 2.06, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Lender (other than the relevant Issuing Lender) of (x) the date of drawing under the related Letter of Credit, (y) the amount of the unreimbursed LC Disbursement and (z) such Revolving Lender’s pro-rata share of the LC Disbursement). Upon receipt of notice from the Administrative Agent pursuant to this clause (h), each such Revolving Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such Issuing Lender, such Revolving Lender’s pro-rata share of the amount of each LC Disbursement which is the subject of such notice (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount) in Dollars in Federal or other immediately available funds; provided that no Revolving Lender shall be obligated to pay to the Administrative Agent its pro-rata share of such unreimbursed amount for any wrongful payment made by the relevant Issuing Lender under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence by such Issuing Lender. Such payment from the Revolving Lender shall be due (i) at or before 1:00 P.M. on the date the Administrative Agent so notifies a Revolving Lender, if such notice is given at or before 10:00 A.M. on such date or (ii) at or before 10:00 A.M. on the next succeeding Business Day, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Revolving Lender at the Federal Funds Rate for such day (which funds the Administrative Agent shall promptly remit to the applicable Issuing Lender). The failure of any Revolving Lender to make available to the Administrative Agent for the account of an Issuing Lender its pro-rata share of any unreimbursed LC

Disbursement shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its pro-rata share of any payment made under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Issuing Lender such other Lender’s pro-rata share of any such payment. Upon payment in full of all amounts payable by a Lender under this subsection (h), such Lender shall be subrogated to the rights of the Issuing Lender against the Borrower to the extent of such Lender’s pro-rata share of the related LC Obligation so paid (including interest accrued thereon). If any Revolving Lender fails to pay any amount required to be paid by it pursuant to this subsection (h) on the date on which such payment is due, interest shall accrue on such Lender’s obligation to make such payment, for each day from and including the date such payment became due to but excluding the date such Lender makes such payment, whether before or after judgment, at a rate per annum equal to (i) for each day from the date such payment is due to the third succeeding Business Day, inclusive, the Federal Funds Rate for such day as determined by the relevant Issuing Lender and (ii) for each day thereafter, the sum of 2% plus the rate applicable to its Revolving Base Rate Loans for such day. Any payment made by any Lender after 3:00 P.M. on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day.

(i)        Funds Received from the Borrower in Respect of Drawn Letters of Credit. Whenever an Issuing Lender receives a payment of an LC Obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the Lenders pursuant to subsection (i) above, such Issuing Lender shall pay the amount of such payment to the Administrative Agent, and the Administrative Agent shall promptly pay to each Lender which has paid its pro-rata share thereof, in Dollars in Federal or other immediately available funds, an amount equal to such Lender’s pro-rata share of the principal amount thereof and interest thereon for each day after relevant date of payment at the Federal Funds Rate.

(j)         Obligations in Respect of Letters of Credit Unconditional. The obligations of the Borrower under Section 2.06(g) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(i)          any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii)         any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(iii)        the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv)        the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Issuing Lender or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v)         any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; provided that the relevant Issuing Lender’s determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of such Issuing Lender;

(vi)        payment under a Letter of Credit against presentation to an Issuing Lender of a draft or certificate that does not comply with the terms of such Letter of Credit; provided that the relevant Issuing Lender’s determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of such Issuing Lender; or

(vii)        any other act or omission to act or delay of any kind by any Issuing Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

(k)        Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(l)        Modification and Extension. The issuance of any supplement, modification, amendment, renewal, or extensions to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as a Credit Extension hereunder.

(m)        International Standby Practices; Uniform Customs and Practices. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits (collectively, the “UCP”), as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each Trade Letter of Credit.

(n)        Responsibility of Issuing Lenders. It is expressly understood and agreed that the obligations of the Issuing Lenders hereunder to the Revolving Lenders are only those expressly set forth in this Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 4.02 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided that nothing set forth in this Section 2.06 shall be deemed to prejudice the right of any Revolving Lender to recover from the Issuing Lender any amounts made available by such Revolving Lender to the Issuing Lender pursuant to this Section 2.06 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

(o)        Conflict with LC Documents. In the event of any conflict between this Agreement and any LC Document, this Agreement shall govern.

(p)        Indemnification of Issuing Lenders.

(i)         In addition to its other obligations under this Agreement, the Borrower hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and actual attorneys’ fees) that such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii)        As between the Borrower and each Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(iii)        In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lenders against any and all risks involved in the issuance of any Letter of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. The Issuing Lenders shall not, in any way, be liable for any failure by the Issuing Lenders or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lenders.

(iv)        Nothing in this subsection (p) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.06. The obligations of the Borrower under this subsection (p) shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of any Issuing Lender to enforce any right, power or benefit under this Agreement.

(v)        Notwithstanding anything to the contrary contained in this subsection (p), the Borrower shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by the Issuing Lender arising solely out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction. Nothing in this Agreement shall relieve any Issuing Lender of any liability to the Borrower in respect of any action taken by the Issuing Lender which action constitutes gross negligence or willful misconduct of the Issuing Lender or a violation of the UCP or Uniform Commercial Code, as applicable, as determined by a court of competent jurisdiction.

(q)        Cash Collateral. If the Borrower is required pursuant to the terms of this Agreement or any other Loan Document to Cash Collateralize any LC Obligations, the Borrower shall deposit in an account with the Administrative Agent an amount in cash equal to 100% of the amount of such LC Obligations. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the LC Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Administrative Agent will, at the request of the Borrower, invest amounts deposited in such account in Cash Equivalents; provided that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Administrative Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Administrative Agent. The Borrower shall indemnify the Administrative Agent for any losses relating to such investments in Cash Equivalents. Other than any interest or profits earned on such investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender immediately for drawings under Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the LC Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. Any moneys remaining in such account after the Obligations have been indefeasibly paid in full in cash shall be returned to the Borrower.

(r)        Resignation of an Issuing Lender. (a) An Issuing Lender may resign at any time by giving 60 days’ notice to the Administrative Agent, the Lenders and the Borrower. Upon any such resignation, the Borrower shall (within 60 days after such notice of resignation) either appoint a successor, or terminate the unutilized LC Commitment of such Issuing Lender; provided that, if the Borrower elects to terminate such unutilized LC Commitment, the Borrower may at any time thereafter that the Revolving Credit Commitments are in effect reinstate such LC Commitment in connection with the appointment of another Issuing Lender. Subject to subsection (s) below, upon the acceptance of any appointment as an Issuing Lender hereunder by a successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender, and the retiring Issuing Lender shall be discharged from its obligations to issue Letters of Credit hereunder. The acceptance of any appointment as Issuing Lender hereunder by a successor Issuing Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor shall be a party hereto and have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.

(s)        Rights with Respect to Outstanding Letter of Credit. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue Letters of Credit.

Section 2.07 Interest.

(a)        Rate Options Applicable to Loans. Each Committed Loan shall be comprised of Base Rate Loans or (except in the case of Swingline Loans which shall be made and maintained as Base Rate Loans) Eurodollar Loans, as the Borrower may request pursuant to Section 2.02 or 2.03, as applicable. Borrowings of more than one Type may be outstanding at the same time; provided that the Borrower may not request any Borrowing that, if made, would result in an aggregate of more than five separate Groups of Eurodollar Loans being outstanding hereunder at any one time. For this purpose, Loans having different Interest Periods, regardless of whether commencing on the same date, shall be considered separate Groups.

(b)        Base Rate Loans. Each Loan of a Class which is made as, or converted into, a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type or repaid in full, at a rate per annum equal to the Applicable Margin for Base Rate Loans of such Class for such day plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Interest Payment Date and, with respect to the principal amount of any Base Rate Loan converted to a Eurodollar Loan, on the date such Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan of any Class shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans of the same Class for such day.

(c)        Eurodollar Loans. Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Eurodollar Loans for such day plus the Eurodollar Rate; provided that if any Eurodollar Loan or any portion thereof shall, as a result of the definition of Interest Period, have an Interest Period of less than one month, such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on each Interest Payment Date. Any overdue principal amount of or interest on any Eurodollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Applicable Margin for Eurodollar Loans for such day plus the Eurodollar Rate applicable to such Loan at the date such payment was due and (ii) the sum of 2% plus the Applicable Margin for Eurodollar Loans for such day plus the quotient obtained (rounded upward, if necessary, to the nearest 1/100th of 1%) by dividing (x) the Applicable Interbank Offered Rate for one day (or if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment by (y) 1.00 minus the Eurodollar Reserve Percentage (or, if the circumstances described in Section 3.02 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Revolving Base Rate Loans for such day).

(d)        Competitive Bid Loans. Subject to Article III, the unpaid principal amount of each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period (determined in accordance with Section 2.07(c) as if the related Competitive Bid LIBOR Borrowing were a Eurodollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Lender making such Loan. The unpaid principal amount of each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Lender making such Loan. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(e)        Determination and Notice of Interest Rates. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. Any notice with respect to Eurodollar Loans shall, without the necessity of the Administrative Agent so stating in such notice, be subject to adjustments in the Applicable Margin applicable to such Loans after the beginning of the Interest Period applicable thereto. When during an Interest Period any event occurs that causes an adjustment in the Applicable Margin applicable to Loans to which such Interest Period is applicable, the Administrative Agent shall give prompt notice to the Borrower and the Lenders of such event and the adjusted rate of interest so determined for such Loans, and its determination thereof shall be conclusive in the absence of manifest error.

(f)        Default Interest. Upon the occurrence and during the continuance of an Event of Default and regardless of whether or not any judgment has been entered thereon, the principal amount of and, to the extent permitted by law, interest on the Loans and any other amounts owing herein or under the other Loan Documents shall bear interest, payable on demand, at a per annum rate equal to (i) in the case of principal of any Loan, the rate otherwise applicable to such Loan during such period pursuant to this Section 2.07 plus 2.00% (without duplication of any amount owing in respect of Base Rate Loans under the third sentence of Section 2.07(b), in respect of Eurodollar Loans under the third sentence of Section 2.07(c) or in respect of any Competitive Bid Loan under the fourth sentence of Section 2.07(d)), (ii) in the case of interest on any Loan the Base Rate plus the Applicable Margin for Loans of such Class on such day plus 2.00% and (iii) in the case of any other amount, the Base Rate plus the Applicable Margin for Revolving Base Rate Loans plus 2.00%.

Section 2.08 Extension and Conversion.

(a)        Continuation Conversion Options. The Loans included in each Syndicated Loan shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Syndicated Loan. Thereafter, the Borrower shall have the option, on any Business Day, to elect to change or continue the type of interest rate borne by each Group of Syndicated Loans (subject in each case to the provisions of Article III and subsection 2.08(d)), as follows:

(i)         if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii)        if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 3.05 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-4 hereto (a “Notice of Extension/Conversion”) to the Administrative Agent not later than 12:00 Noon on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Extension/Conversion may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans, provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000.

(b)        Contents of Notice of Extension/Conversion. Each Notice of Extension/ Conversion shall specify:

(i)          the Group of Loans (or portion thereof) to which such notice applies;

(ii)         the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.08(a) above;

(iii)        if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)        if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period”.

(c)        Notification to Lenders. Upon receipt of a Notice of Extension/Conversion from the Borrower pursuant to subsection 2.08(a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If no Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Group of Eurodollar Loans, the Borrower shall be deemed to have elected that such Group be converted to Base Rate Loans as of the last day of such Interest Period.

(d)        Limitation on Conversion/Continuation Options. The Borrower shall not be entitled to elect to convert any Syndicated Loans to, or continue any Syndicated Loans for an additional Interest Period as, Eurodollar Loans if (i) the aggregate principal amount of any Group of Eurodollar Loans created or continued as a result of such election would be less than $5,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(e)        Certain Mandatory Conversions and Prepayments of Eurodollar Loans. On the date in which the aggregate unpaid principal amount of Eurodollar Loans comprising any Group of Loans shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Loans shall, on the last day of the then current Interest Period therefor, automatically be converted into Base Rate Syndicated Loans. Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Loan shall automatically, on the last day of the then current Interest Period therefor, be converted into a Syndicated Base Rate Loan and (ii) the obligation of the Lenders to make, or to continue or convert Syndicated Loans into, Eurodollar Loans shall be suspended.

(f)        Accrued Interest. Accrued interest on a Loan (or portion thereof) being extended or converted shall be paid by the Borrower (i) with respect to any Base Rate Loan being converted to a Eurodollar Loan, on the last day of the first fiscal quarter of the Borrower ending on or after the date of conversion and (ii) otherwise, on the date of extension or conversion.

Section 2.09 Scheduled Termination of Commitments; Mandatory Prepayments. The Commitments shall terminate on the Maturity Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on the Maturity Date. If on any date the aggregate of all Revolving Outstandings plus the aggregate principal amount of Competitive Bid Loans exceeds the aggregate amount of the Revolving Commitments or the aggregate amount of all LC Obligations exceeds the LC Committed Amount, the Borrower shall, within five Business Days, prepay outstanding Loans (as selected by the Borrower and notified to the Revolving Lenders through the Administrative Agent not less than three Business Days prior to the date of such payment) and/or Cash Collateralize outstanding Letters of Credit to the extent necessary to eliminate any such excess.

Section 2.10 Optional Prepayments.

(a)        Subject in the case of any Fixed Rate Loan to Section 3.05, the Borrower may (i) with notice by 12:00 Noon on the date of such prepayment, prepay any Group of Base Rate Loans, any Swingline Borrowing or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 3.02, in each case in whole at any time, or from time to time in part in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000, or (ii) upon at least three Business Days’ notice to the Administrative Agent, prepay any Group of Eurodollar Loans in whole at any time, or from time to time in part in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group or Borrowing.

(b)        Except as provided in subsection 2.10(a) above, the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.

(c)        Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.11 Adjustment of Commitments.

(a)        Optional Termination or Reduction of Revolving Committed Amount. The Borrower may from time to time terminate in full or permanently reduce the Revolving Committed Amount upon five Business Days’ prior written or telecopied notice to the Administrative Agent; provided that (i) no such termination or reduction shall be made which would cause the Revolving Outstandings plus the aggregate principal amount of Competitive Bid Loans (after giving effect to any concurrent repayment of Revolving Loans, Competitive Bid Loans or Swingline Loans or Cash Collateralization of LC Obligations) to exceed the Revolving Committed Amount as so reduced, and (ii) any such partial reduction shall be in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount). The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 2.11(a). Any partial reduction of the Revolving Committed Amount pursuant to this Section 2.11(a) shall be applied to the Revolving Commitments of the Lenders pro-rata based upon their respective Revolving Commitment Percentages. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.12, on the date of each termination or reduction of the Revolving Committed Amount, any fees accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

(b)        Automatic Termination at Maturity. The Revolving Commitments of the Lenders and the LC Commitments of the Issuing Lenders shall terminate automatically on the Maturity Date. The Swingline Commitment of the Swingline Lender shall terminate automatically on the Swingline Termination Date.

(c)        Optional Replacement of Lenders, Non-Pro-Rata Termination of Commitments. If (i) any Lender has demanded compensation or indemnification pursuant to Section 3.01 or Section 3.04, (ii) the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to Section 3.02, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.01 or any other provision of any Loan Document requires the consent of all of the Lenders and with respect to which the Required Lenders shall have granted their consent, the

Borrower shall have the right, if no Default or Event of Default then exists, to (i) remove such Lender by terminating such Lender’s Commitment in full or (ii) replace such Lender by causing such Lender to assign its Commitment (without payment of any assignment fee) to one or more existing Lenders or Eligible Assignees (each a “Replacement Lender”) pursuant to Section 10.06; provided that if the Borrower elects to exercise such right with respect to any Lender pursuant to clause (i) or (ii) above, it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04 or whose obligation to make Eurodollar Loans has been similarly suspended. The replacement of a Lender pursuant to this Section 2.11(c) shall be effective on the tenth Business Day (the “Replacement Date”) following the date of notice of such replacement to the Lenders through the Administrative Agent, subject to the satisfaction of the following conditions:

(i)         each Replacement Lender, and each Lender subject to replacement, shall have satisfied the conditions to an Assignment and Acceptance set forth in Section 10.06(b) and, in connection therewith, the Replacement Lender(s) shall pay:

(A)        to each Lender subject to replacement an amount equal in the aggregate to the sum of (x) the principal amount of, and all accrued but unpaid interest on, its outstanding Loans, (y) all LC Disbursements that have been funded by (and not reimbursed to) it under Section 2.06, together with all accrued but unpaid interest with respect thereto, and (z) all accrued but unpaid fees owing to it pursuant to Section 2.12; and

(B)        to the Issuing Lenders an amount equal to the aggregate amount owing by the replaced Lenders to the Issuing Lenders as reimbursement pursuant to Section 2.06, to the extent such amount was not theretofore funded by such replaced Lenders; and

(ii)        the Borrower shall have paid to the Administrative Agent for the account of each replaced Lender an amount equal to all obligations owing to such replaced Lenders by the Borrower pursuant to this Agreement and the other Loan Documents (other than those obligations of the Borrower referred to in clause (i)(A) above).

In the case of the removal of a Lender pursuant to this Section 2.11(c), upon (i) payment by the Borrower to the Administrative Agent for the account of the Lender subject to such removal of an amount equal to the sum of (A) the aggregate principal amount of all Loans and LC Obligations held by such Lender and (B) all accrued interest, fees and other amounts owing to such Lender hereunder, including, without limitation, all amounts payable by the Borrower to such Lender under Article III or Sections 10.04 and 10.05, and (ii) provision by the Borrower to the Swingline Lender and each Issuing Lender of appropriate assurances and indemnities (which may include letters of credit) as each may reasonably require with respect to any continuing obligation of such removed Lender to purchase Participation Interests in any LC Obligations or Swingline Loans then outstanding, such Lender shall cease to constitute a Lender hereunder; provided that the provisions of this Agreement (including, without limitation, the provisions of Article III and Sections 10.04 and 10.05) shall continue to govern the rights and obligations of a removed Lender with respect to any Loans made, any Letters of Credit issued or any other actions taken by such removed Lender while it was a Lender.

(d)        Optional Extensions of Commitments.

(i)         If the Borrower shall request, by notice to the Administrative Agent not less than 30 days prior to the Maturity Date then in effect, that the availability period for Revolving Loans be extended until the first anniversary of such Maturity Date, then the Administrative Agent shall promptly notify each Revolving Lender of such request, and each Revolving Lender shall notify the Borrower and the Administrative Agent not more than 15 Business Days after the date on which the Administrative Agent shall have received the Borrower’s request (which date shall be set forth in the notice of such request given by the Administrative Agent) of its election so to extend (in such case, each a “Remaining Lender”) or not extend the availability period for Revolving Loans. Any Lender which shall not timely notify the Administrative Agent of such election shall be deemed to have elected not to extend such availability period.

(ii)         If one or more Lenders shall timely notify the Administrative Agent pursuant to clause (d)(i) of this Section 2.11 of its election not to extend the availability period for Revolving Loans or shall be deemed to have elected not to extend the availability period for Revolving Loans by virtue of having not timely notified the Administrative Agent of its election to extend such availability period, then the Administrative Agent shall so advise the Borrower and the Remaining Lenders, and the Remaining Lenders or any of them shall have the right (but not the obligation), upon notice to the Administrative Agent not later than 10 Business Days immediately preceding the applicable Maturity Date, to increase their respective Revolving Commitments by an amount equal in the aggregate to the Revolving Commitments of the Lenders who have, or have been deemed to have, elected not to extend the availability period for Revolving Loans. Each Lender electing to increase its Revolving Commitment hereunder shall specify in its notice to the Administrative Agent the amount by which it is willing to increase its Revolving Commitment. Each increase in the Revolving Commitment of a Lender hereunder shall be evidenced by a written instrument executed by such Lender, the Administrative Agent and the Borrower and shall take effect on the Maturity Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the availability period for Revolving Loans.

(iii)        If the aggregate Revolving Commitments of the Lenders prior to any adjustment under this Section 2.10 shall exceed the aggregate Revolving Commitments of the Remaining Lenders that have agreed to increase their Revolving Commitments pursuant to subsection (d)(ii) of this Section 2.11, the Borrower may, with the approval of the Administrative Agent, such approval not to be unreasonably withheld, designate one or more Eligible Assignees willing to extend Revolving Commitments until the first anniversary of the Maturity Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the availability period for Revolving Loans in an aggregate amount not greater than such excess. Any such Eligible Assignee shall, on or prior to the Maturity Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the availability period for Revolving Loans, execute and deliver to the Borrower, the Administrative Agent and each Remaining Lender an instrument, satisfactory to the Borrower and the Administrative Agent, setting forth the amount of its Revolving Commitment and containing its agreement to become, and to perform all the obligations of, a Lender hereunder. The Revolving Commitment of such Eligible Assignee shall become effective, and such Eligible Assignee shall become a Lender hereunder, on the Maturity Date then in effect for the Lenders who have, or have been deemed to have, elected not to extend the availability period for Revolving Loans.

(iv)        The Borrower shall deliver to each Eligible Assignee and each Lender who has increased its Revolving Commitment pursuant to Section 2.10(d)(ii), on the Maturity Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the availability period for Revolving Loans, a Revolving Note evidencing the Borrower’s obligation to pay Revolving Loans made by such Eligible Assignee or such Lender pursuant to this Agreement.

(v)         If some or all of the Lenders shall have elected to extend the availability period for Revolving Loans as provided in this Section 2.11(d), then (A) the availability period with respect to the Revolving Commitments of such Lenders and any which becomes a Lender hereunder shall continue until the first anniversary of the Maturity Date in effect prior to such election and, as to such Lenders, the term “Maturity Date”, as used herein, shall mean such first anniversary; (B) the Revolving Commitments of the Lenders who have, or have been deemed to have, elected not to extend the availability period for Revolving Loans shall continue in effect until the Maturity Date in effect prior to such extension and shall then terminate, and, as to such Lenders, the term “Maturity Date”, as used herein, shall continue to mean such Maturity Date and the Borrower shall repay all such Revolving Loans on such date; and (C) on the Maturity Date in effect prior to such extension, each Lender who has, or has been deemed to have, elected not to extend the availability period for Revolving Loans Lender shall cease to be a Lender hereunder upon payment in full of all Revolving Loans, accrued interest, fees, costs and expenses due to such Lender hereunder; provided that the provisions of this Agreement (including, without limitation, the provisions of Article III and Sections 10.04 and 10.05) shall continue to govern the rights and obligations of such Lender with respect to any Loans made, any Letters of Credit issued or any other actions taken by such Lender while it was a Lender.

(vi)        If some or all of the Lenders shall have elected to extend the availability period for Revolving Loans as provided in this Section 2.11(d), the availability period for Swingline Loans shall, automatically without action on the part of the Borrower, continue until the date to which the Maturity Date has been extended, and the term “Swingline Termination Date”, as used herein, shall mean such date. The foregoing notwithstanding (i) in the event that the Swingline Lender is also a Lender who has not extended its Revolving Commitment hereunder, the Borrower’s right to so extend the Swingline Termination Date shall be subject to the appointment of a successor Swingline Lender hereunder; and (ii) to the extent the Swingline Lender’s Revolving Commitment has been reduced in connection with any such extension or there has been the appointment of a successor Swingline Lender whose Revolving Commitment is less than the Swingline Commitment existing immediately preceding such appointment, then the Swingline Termination Date may only be extended with respect to such lesser amount.

Section 2.12 Fees.

(a)        Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Facility Fee”) on such Lender’s Revolving Commitment Percentage of the daily Revolving Committed Amount, computed at a per annum rate for each day at a rate equal to the Applicable Margin then in effect. The Facility Fee shall continue to accrue from the Closing Date and shall be due and payable in arrears on last Business Day of each March, June, September and December (and any date that the Revolving Committed Amount is reduced as provided in Section 2.10(a) or (b) and the Maturity Date) for the calendar quarter or portion thereof ending on each such date, beginning with the first of such dates to occur after the Closing Date and continuing after the Amendment Effective Date.

(b)         Letter of Credit Fees.

(i)           Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the “Letter of Credit Fee”) on such Lender’s Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Margin in respect of Eurodollar Revolving Loans in effect from time to time. The Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the date of issuance of such Letter of Credit and on the Maturity Date. If there is a change in the Applicable Margins during any period, the actual amount of each Letter of Credit shall be computed and multiplied by the Applicable Margins separately for each period during which such Applicable Margins are in effect.

(ii)        Fronting Fees. The Borrower shall pay directly to each Issuing Lender for its own account a fronting fee in the amount (A) with respect to each Trade Letter of Credit, equal to .125% of the amount of such Trade Letter of Credit, due and payable upon the issuance thereof and (B) with respect to each Standby Letter of Credit, equal to .125% per annum on the daily maximum amount available to be drawn thereunder, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date after the issuance of such letter of credit and on the Maturity Date.

(iii)        Issuing Lender Fees. In addition to the Letter of Credit Fee payable pursuant to clause (i) above and any fronting fees payable pursuant to clause (ii) above, the Borrower promises to pay to the Issuing Lender for its own account without sharing by the other Lenders the letter of credit fronting and negotiation fees agreed to by the Borrower and the Issuing Lender from time to time and the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(c)        Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Utilization Fee”) on such Lender’s Revolving Commitment Percentage of the actual daily aggregate Revolving Outstandings with respect to each day on which the principal amount of all Loans and LC Obligations then outstanding exceeds 33% or 66%, as the case may be, of the aggregate Revolving Commitments (each such day a “Utilization Fee Day”). Such fee shall be computed with respect to each Utilization Fee Day at a rate equal to the Applicable Margin then in effect, and shall accrue with respect to each Utilization Fee Day occurring on and after the Closing Date to the later to occur of (i) the Maturity Date and (ii) the date on which all Loans and LC Obligations and interest thereon are paid in full and the commitments hereunder are terminated and, to the extent accrued during such period, shall be due and payable, quarterly in arrears, on the last Business Day of each March, June, September and December, beginning on the first of such dates to occur after the Closing Date and continuing after the Amendment Effective Date.

(d)        Agency Fees. The Borrower shall pay an agency fee to the Administrative Agent’s own account, in amounts and at times specified in the letter agreement dated May 8, 2002 between the Borrower and the Administrative Agent. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.13 Pro-Rata Treatment. Except to the extent otherwise provided herein:

(a)        Loans. Each Syndicated Loan, each payment or prepayment of principal of or interest on any Syndicated Loan, each payment of fees (other than the Issuing Lender Fees retained by the Issuing Lender for its own account and the fees retained by the Agents for their own account), each reduction of the Revolving Committed Amount and each conversion or continuation of any Syndicated Loan, shall be allocated pro-rata among the relevant Lenders in accordance with the respective Revolving Commitment Percentages, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of the applicable Class and Participation Interests of such Lenders); provided that in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum.

(b)        Letters of Credit. Each payment of LC Obligations shall be allocated to each Revolving Lender pro-rata in accordance with its Revolving Commitment Percentage; provided that if any Revolving Lender shall have failed to pay its applicable pro-rata share of any LC Disbursement, then any amount to which such Revolving Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the Issuing Lender; provided further that in the event any amount paid to any Revolving Lender pursuant to this subsection (b) is rescinded or must otherwise be returned by the Issuing Lender, each Revolving Lender shall, upon the request of the Issuing Lender, repay to the Administrative Agent for the account of the Issuing Lender the amount so paid to such Revolving Lender, with interest for the period commencing on the date such payment is returned by the Issuing Lender until the date the Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum.

Section 2.14 Sharing of Payments. The Lenders agree among themselves that, except to the extent otherwise provided herein, if any Lender shall obtain payment in respect of any Loan, unreimbursed LC Disbursements or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro-rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, unreimbursed LC Disbursements, and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement; provided that nothing in this Section 2.14 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have for payment of indebtedness of the Borrower other than its indebtedness hereunder. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LC Obligation or other obligation in the amount of such participation. Except as otherwise expressly provided in this Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon if paid within two Business Days of the date when such amount is due at a per annum rate equal to the Federal Funds Rate and thereafter at a per annum rate equal to the Base Rate until the date such amount is paid to the Administrative Agent or such other Lender. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.14 to share in the benefits of any recovery on such secured claim.

Section 2.15 Payments; Computations.

(a)        Payments by the Borrower. Each payment of principal of and interest on Loans, LC Obligations and fees hereunder (other than fees payable directly to the Issuing Lenders or the Agents) shall be paid not later than 2:00 P.M. on the date when due, in funds immediately available to the Administrative Agent at the Administrative Agent’s Office. Each such payment shall be made irrespective of any set-off, counterclaim or defense to payment which might in the absence of this provision be asserted by the Borrower or any Affiliate against any Agent or any Lender. Except as otherwise provided herein, payments received after 2:00 P.M. shall be deemed to have been received on the next Business Day. The Borrower shall, at the time it makes any payments under this Agreement, specify to the Administrative Agent the Loan, Letters of Credit, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and if it fails so to specify or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 2.13, distribute such payment to the Lenders in such manner as the Administrative Agent may deem appropriate). The Administrative Agent will distribute such payments in like funds to the applicable Lenders on the date of receipt thereof, if such payment is received prior to 2:00 P.M.; otherwise the Administrative Agent will distribute such payment to the applicable Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless (in the case of Eurodollar Loans) such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. The Borrower hereby authorizes and directs the Administrative Agent to debit any account maintained by the Borrower with the Administrative Agent to pay when due any amounts required to be paid from time to time under this Agreement.

(b)        Distributions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c)        Computations. Except for Base Rate Loans, in which case interest shall be computed on the basis of a 365 or 366 day year as the case may be (unless the Base Rate is determined by reference to the Federal Funds Rate), all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but excluding the date of payment.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a)        Payments Net of Certain Taxes. Any and all payments by the Borrower to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender (or its Applicable Lending Office) and each Agent, taxes imposed on its income, and franchise taxes imposed on it, by: (i) the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or such Agent (as the case may be) is incorporated or organized or any political subdivision thereof, (ii) the jurisdiction in which its principal executive office is located or (iii) reason of any connection between it and the jurisdiction imposing such tax other than a connection arising from its having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower or the Administrative Agent shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or any other Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01) such Lender or such Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and withholdings, (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation Governmental Authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at the office of the Administrative Agent specified in Schedule 10.02, the original or a certified copy of a receipt evidencing payment thereof.

(b)        Other Taxes. In addition, the Borrower agrees to pay any and all present or future stamp or documentary, excise or property taxes or similar levies (including mortgage recording taxes) which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)        Additional Taxes. If the Borrower fails to pay Taxes or Other Taxes in accordance with the provisions of Sections 3.01(a) or (b), the Borrower agrees to indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising from such failure or with respect thereto.

(d)        Tax Forms and Certificates. Each Lender (or its Applicable Lending Office) organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and, to the extent it is legally entitled to do so, from time to time thereafter as required by law, shall provide the Borrower and the Administrative Agent with (i) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in the previous clause (i), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

(e)        Failure to Provide Tax Forms and Certificates. For any period with respect to which a Lender (or its Applicable Lending Office) has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 3.01(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.01(a) or 3.01(b) with respect to Taxes imposed by the United States; provided that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required to be delivered hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f)        Obligations in Respect of Non-U.S. Lenders. The Borrower shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to subsections (a) or (b) above to the extent that the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a participant, on the date such participant acquired its participation interest) or, with respect to payments to a new Applicable Lending Office, the date such Non-U.S. Lender designated such new Applicable Lending Office with respect to a Loan; provided that this subsection (f) shall not apply (i) to any participant or new Applicable Lending Office that becomes a participant or new Applicable Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (ii) to the extent the indemnity payment or additional amounts any participant, or any Lender acting through a new Applicable Lending Office, would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such participant, or Lender (or participant) making the designation of such new Applicable Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation.

(g)        Mitigation. If the Borrower is required to pay additional amounts to or for the account of any Lender (or its Applicable Lending Office) pursuant to this Section 3.01, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(h)        Tax Receipts. Within thirty days after the date of any payment of Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment (to the extent one is so provided).

Section 3.02 Illegality. If, on or after the date of this Agreement, the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Applicable Lending Office) to make, maintain or fund any of its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to convert outstanding Loans into Eurodollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 3.02, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Eurodollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 3.03 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Eurodollar Loan or Competitive Bid LIBOR Loan:

(i)          the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for such Interest Period; or

(ii)         in the case of Eurodollar Loans, Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Applicable Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended and (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Syndicated Loan, such Borrowing shall instead be made as a Base Rate Borrowing in the same aggregate principal amount as the requested Borrowing and (ii) if such affected Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall be made in the same aggregate principal amount as the requested Borrowing and shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Revolving Base Rate Loans for such day.

Section 3.04 Increased Costs and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Loan or Letter of Credit or any obligation to make Committed Loans or issue or participate in any Letter of Credit or (y) the date of any related Competitive Bid, the adoption of or any change in any applicable Law or in the interpretation or application thereof applicable to any Lender (or its Applicable Lending Office), or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) from any central bank or other Governmental Authority:

(i)          shall subject such Lender (or its Applicable Lending Office) to any tax of any kind whatsoever with respect to any Letter of Credit, any Eurodollar Loans made by it or any of its Notes or its obligation to make Eurodollar Loans or to participate in Letters of Credit, or change the basis of taxation of payments to such Lender (or its Applicable Lending Office) in respect thereof (except for (A) Taxes and Other Taxes covered by Section 3.01 (including Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.01(d)) and (B) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its Applicable Lending Office, branch or any affiliate thereof));

(ii)         shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (or its Applicable Lending Office) which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)        shall impose on such Lender (or its Applicable Lending Office) any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, converting into, continuing or maintaining any Fixed Rate Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the

Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such increased cost or reduced amount receivable.

(b)        If any Lender shall have determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable Law, regarding capital adequacy, or compliance by such Lender, or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such reduction. Each determination by any such Lender of amounts owing under this Section 3.04 shall, absent manifest error, be conclusive and binding on the parties hereto; provided that the Borrower shall not be required to compensate any Lender pursuant to subsection (a) above or this subsection (b) for any additional costs or reductions suffered more than 180 days prior to the date such Lender notifies the Borrower of the circumstances giving rise to such additional costs or reductions and of such Lender’s intentions to claim compensation therefor, and provided further that, if the change in Law or in the interpretation or administration thereof giving rise to such additional costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)        A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender or the Issuing Lender the amount shown as due on any such certificate delivered by it within 10 Business Days after receipt of the same.

(d)        Promptly after any Lender becomes aware of any circumstance that will, in its sole judgment, result in a request for increased compensation pursuant to this Section 3.04, such Lender shall notify the Borrower thereof. Failure on the part of any Lender so to notify the Borrower or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period. The protection of this Section 3.04 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

Section 3.05 Funding Losses. The Borrower shall indemnify each Lender against any loss or reasonable expense (including any loss of anticipated profits) which such Lender may sustain or incur as a consequence of (i) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, so long as any such failure is not solely due to the failure of the Agent or any Lender to comply with its obligations hereunder in all material respects, (ii) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such Borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.02 or 2.08, so long as any such failure is not solely due to the failure of the Agent or any Lender to comply with its obligations hereunder in all material respects, (iii) any payment, prepayment or conversion of a Fixed Rate Loan, whether voluntary or involuntary, pursuant to any other provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, so long as any such payment, prepayment or conversion is not solely due to the failure of the Agent or any Lender to comply with its obligations hereunder in all material respects, (iv) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such

Loan or any part thereof as a Fixed Rate Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (based on the applicable Eurodollar Rate), for the period from the date of such payment, prepayment, conversion or failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow, convert or continue) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 3.06 Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurodollar Loans has been suspended pursuant to Section 3.02 or (ii) any Lender has demanded compensation under Section 3.01 or 3.04 with respect to its Eurodollar Loans, and in any such case the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 3.06 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurodollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Lenders.

ARTICLE IV

CONDITIONS

Section 4.01 Conditions to Effectiveness. The amendment and restatement of the Existing Credit Agreement and the obligation of each Lender to continue Existing Committed Loans and make a Loan or issue a Letter of Credit on the Amendment Effective Date are subject to the satisfaction of the following conditions:

(a)        Executed Loan Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Agreement; and (ii) the Notes, if any, each of which shall be in full force and effect.

(b)        Legal Matters. All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Agents and to Mayer, Brown, Rowe & Maw LLP, counsel for the Agents.

(c)        Organization Documents. The Administrative Agent shall have received: (i) a copy of the Organization Documents of the Borrower, certified as of a recent date by the Secretary of State of its respective state of organization, and a certificate as to the good standing of the Borrower, from such Secretary of State, as of a recent date; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Amendment Effective Date and certifying (A) that the Organization Documents of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above; (B) that attached thereto is a true and complete copy of the code of regulations of the Borrower as in effect on the Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer of the Borrower as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent, the Syndication Agent or Mayer, Brown, Rowe & Maw LLP, counsel for the Agents, may reasonably request.

(d)         Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Amendment Effective Date and signed by a Responsible Officer of the Borrower, (i) confirming compliance with the conditions precedent set forth in paragraphs (b), (c) and (d) of Section 4.02 and (ii) certifying the current Worthington’s Ratings.

(e)         Opinions of Counsel. On the Amendment Effective Date, the Administrative Agent shall have received a favorable written opinion of Vorys, Sater, Seymour and Pease LLP, special counsel to the Borrower or, as appropriate or customary, of in-house counsel of the Borrower, addressed to the Administrative Agent and each Lender, dated the Amendment Effective Date, substantially in the form of Exhibit D hereto and covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent, the Syndication Agent or the Required Lenders may reasonably request.

(f)         Financial Statements. The Administrative Agent and each Lender shall have received and be satisfied with the (i) the audited consolidated financial statements of the Borrower for the fiscal year ending May 31, 2003, audited by KPMG, or other nationally recognized independent public accountants, and containing an opinion of such firm that such financial statements present fairly, in all material respects, the financial position and results of operations of the Borrower and its Consolidated Subsidiaries and are prepared in conformity with GAAP, and (ii) unaudited, consolidated, interim financial statements of the Borrower and its Consolidated Subsidiaries for the fiscal quarter ending February 29, 2004.

(g)         Consents. All necessary governmental (domestic or foreign), regulatory and third party approvals, if any, in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained and remain in full force and effect, in each case without any action being taken by any competent authority which could restrain or prevent such transaction or impose, in the reasonable judgment of the Administrative Agent, materially adverse conditions upon the consummation of such transactions.

(h)         Payment of Fees. All costs, fees and expenses due to the Agents and the Lenders on or before the Amendment Effective Date shall have been paid.

(i)         Counsel Fees. The Administrative Agent shall have received full payment from the Borrower of the reasonable and actual fees and expenses of Mayer, Brown, Rowe & Maw LLP described in Section 10.04 which are billed through the Amendment Effective Date.

All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Agreement or in any other document delivered in connection herewith or therewith shall be reasonably satisfactory in form and substance to the Agents and their counsel, and the Agents shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Agents reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities. The documents referred to in this Section 4.01 shall be delivered to the Administrative Agent no later than the Amendment Effective Date. The certificates and opinions referred to in this Section shall be dated the Amendment Effective Date.

Promptly upon the satisfaction of each of the conditions contained in this Section 4.01, the Administrative Agent shall notify the Borrower and the Lenders of the Amendment Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 4.02 Conditions to All Credit Extensions. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of any Issuing Lender to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)         Notice. The Borrower shall have delivered (i) in the case of any Revolving Loan, to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.02 or 2.03, (ii) in the case of any Letter of Credit, to the Issuing Lender, an appropriate Letter of Credit Request duly executed and completed in accordance with the provisions of Section 2.06, and (iii) in the case of any

Swingline Loan, to the Swingline Lender, a Swingline Loan Request, duly executed and completed, by the time specified in Section 2.02.

(b)         Representations and Warranties. The representations and warranties made by the Borrower in any Loan Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date.

(c)         No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(d)         Availability. Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, (i) the Revolving Outstandings plus the aggregate principal amount of Competitive Bid Loans shall not exceed the Revolving Committed Amount, (ii) the sum of LC Obligations outstanding shall not exceed the LC Committed Amount, and (iii) the sum of Swingline Loans outstanding shall not exceed the Swingline Committed Amount.

The delivery of each Notice of Borrowing, Swingline Loan Request, notice requesting an extension of the availability period for Revolving Loans pursuant to Section 2.11(d) and each request for a Letter of Credit shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) and (c) above.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Organization. The Borrower and each of its Active Restricted Subsidiaries is a corporation duly organized and in good standing under the laws of the state of its incorporation, is duly qualified in all jurisdictions where required by the conduct of its business or ownership of its assets, except where the failure to so qualify would not have a Material Adverse Effect, and has the power and authority to own and operate its assets and to conduct its business as is now done.

Section 5.02 Financial Condition.

(a)         Audited Financial Statements. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of May 31, 2003 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by KPMG and set forth in the Borrower’s 2003 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)         Interim Financial Statements. The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of February 29, 2004 and the related unaudited consolidated statements of income and cash flows for the nine months then ended, set forth in the Borrower’s Latest Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section 5.02, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year-end audit adjustments).

(c)         Material Adverse Change. Since May 31, 2003, except as reflected in the financial statements through February 29, 2004 or the Borrower’s latest filing with the SEC prior to the Amendment Effective Date, there has been no change in the business, assets, financial condition or operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, that would materially and adversely affect the Borrower’s ability to perform any of its respective obligations under this Agreement or the other Loan Documents (a “Material Adverse

Change”), and no event or development has occurred which could reasonably be expected to result in a Material Adverse Effect.

(d)         Post-Closing Financial Statements. The financial statements delivered to the Lenders pursuant to Section 6.01(a)(i), (a)(iii), (b) and (c), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a), (b) and (c)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

Section 5.03 Litigation, Etc. As of the date hereof, there are no actions, suits, proceedings or governmental investigations pending, or, to its knowledge, threatened against the Borrower or any of its Subsidiaries which, in the reasonable judgment of the Borrower, would result in a Material Adverse Effect.

Section 5.04 Taxes. The Borrower and its Restricted Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Restricted Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 5.05 Authority. The Borrower has full power and authority to enter into the transactions provided for in this Agreement. The documents to be executed by it in connection with this Agreement, when executed and delivered by it will constitute the legal, valid and binding obligations of it enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws in effect from time to time affecting the rights of creditors generally and except as such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 5.06 Other Defaults. There does not now exist any material default or violation by the Borrower or any Restricted Subsidiary of or under any of the terms, conditions or obligations of: (i) its Articles or Certificate of Incorporation and Regulations or Bylaws, as applicable, (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law or by any governmental authority, court or agency; and the transactions contemplated by this Agreement and the other Loan Documents will not result in any such default or violation. As used herein, a material default or violation will mean one which would result in a Material Adverse Effect.

Section 5.07 Licenses, Etc. The Borrower and each of its Restricted Subsidiaries has obtained any and all licenses, permits, franchises, or other governmental authorizations necessary for the ownership of its properties and the conduct of its business, except where failure to obtain any such item would not cause a Material Adverse Effect.

Section 5.08 ERISA. The Borrower and each of its Subsidiaries is in compliance with the applicable provisions of ERISA, the related applicable provisions of the Code and other Federal and state laws and the regulations and published interpretations thereunder, to the extent necessary to avoid a Material Adverse Effect.

Section 5.09 Environmental Matters. The Borrower and its Subsidiaries are in material compliance with Environmental Laws and neither the Borrower nor any of its Subsidiaries are subject to any liability or obligation under any Environmental Laws which would have a Material Adverse Effect.

Section 5.10 Ownership of Property; Liens. The Borrower and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. As of the Amendment Effective Date, the property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.02.

Section 5.11 Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with responsible insurance companies against loss or damage from hazards and the Borrower and its Restricted Subsidiaries maintain public liability insurance, all in amounts reasonably consistent with the Borrower’s current practices.

Section 5.12 Subsidiaries. Schedule 5.12 sets forth a complete and accurate list as of the Amendment Effective Date of all Restricted Subsidiaries of the Borrower. Schedule 5.12 sets forth as of the Amendment Effective Date the jurisdiction of formation of each such Restricted Subsidiary, and for each Restricted Subsidiary which is not a Wholly-Owned Subsidiary of the Borrower, the number of authorized shares of each class of Equity Interests of each such Restricted Subsidiary, the number of outstanding shares of each class of Equity Interests, the number and percentage of outstanding shares of each class of Equity Interests of each such Restricted Subsidiary owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents with respect to Capital Stock of each such Restricted Subsidiary.

Section 5.13 Margin Regulation; Investment Company Act; Public Utility Holding Company Act. (a) None of the Borrower and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No part of the Letters of Credit or proceeds of the Loans will be used, directly, or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Consolidated Subsidiaries. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, as amended, the Exchange Act or regulations issued pursuant thereto, or Regulation T, U or X.

(b)         None of the Borrower and its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, none of the Borrower and its Subsidiaries is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, (ii) controlled by such a company, or (iii) a “holding company”, a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1934, as amended.

(c)         No director, executive officer or principal holder of any Equity Interest of the Borrower or any of its Subsidiaries is a director, executive officer or principal shareholder of any Lender. For the purposes hereof, the terms “director”, “executive officer” and “principal shareholder” (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O.

Section 5.14 Disclosure. No statement, information, report, representation, or warranty made by the Borrower in any Loan Document or furnished to the Agents or any Lender by or on behalf of the Borrower as required by any Loan Document contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

Section 5.15 Anti-Terrorism Laws.

(a) None of the Borrower nor or any Subsidiary or Affiliate of the Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)         None of the Borrower nor or any Subsidiary or Affiliate of the Borrower or, to the knowledge of the Borrower, their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is a Blocked Person.

(c)         None of the Borrower nor, to the knowledge of the Borrower, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower agrees that so long as any Lender has any Commitment hereunder, any Obligation or other amount payable hereunder or under any Note or other Loan Document or any LC Obligation remains unpaid or any Letter of Credit remains in effect:

Section 6.01 Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

(a)         Certain SEC Filings and Shareholder Reports. As soon as available, and in any event within 14 days of the filing or distribution thereof, (i) copies of all periodic reports on Forms 10-K and 10-Q, (ii) copies of all current reports on Form 8-K, and (iii) its annual reports to its shareholders (in all cases as filed with the Securities and Exchange Commission).

(b)         Annual Financial Statements. If the Borrower is not required to file 10-K filings with the Securities and Exchange Commission or does not file the same within 75 days after the end of each fiscal year, as soon as available, and in any event within 75 days after the end of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated statements of operations and retained earnings and cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions not reasonably acceptable to the Required Lenders) to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur).

(c)         Quarterly Financial Statements. If the Borrower is not required to file 10-Q filings with the Securities and Exchange Commission or does not file the same within 45 days after the end of each fiscal year, as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and cash flows for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form consolidated figures for the corresponding periods of the preceding fiscal year, all such financial statements to be in form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

(d)         Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 6.01(a), 6.01(b) and 6.01(c) above, a certificate of the chief financial officer of the Borrower (i) demonstrating compliance with the financial covenants contained in Section 7.13 by calculation thereof as of the end of the fiscal period covered by such financial statements, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto, and (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of the Borrower and its Consolidated Subsidiaries, and, if so, describing such change.

(e)         Reports. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(f)         Notices. Prompt notice of: (i) the occurrence of any Default or Event of Default; (ii) breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower or any Subsidiary; (iii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; (iv) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Law; (v) the occurrence of any ERISA Event; (vi) any material change in accounting policies or financial reporting practice by the Borrower or any Restricted Subsidiary; and (vii) of any public announcement by Moody’s or S&P of any change or possible change in Worthington’s Ratings; provided that in the case of the events set forth in sub clauses (ii) through (v), of this clause (f), any such event has had, or the Borrower reasonably expects such event will have, a Material Adverse Effect. Each notice pursuant to this Section 6.01(f) shall (i) be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto and (ii) describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

(g)         Other Information. With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of the Borrower or any Restricted Subsidiary as the Administrative Agent or the Required Lenders may reasonably request.

Section 6.02 Books and Records. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain proper books of account and other records and enter therein complete and accurate entries and records of all of its transactions and give representatives of the Agents, at the Lenders’ expense, reasonable access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as it may from time to time reasonably request. In addition, it will be available to the Lenders, or cause its officers to be available from time to time upon reasonable notice to discuss the status of the Loans, its business and any statements, records or documents furnished or made available to the Lenders in connection with this Agreement.

Section 6.03 Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities the non-payment of which could reasonably be expected to have a Material Adverse Effect, including: (i) material taxes, assessments, charges, levies and other similar material liabilities imposed upon it, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which it has set aside reserves or made other adequate provision with respect thereto; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property which is not a Permitted Lien.

Section 6.04 Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with all laws and regulations applicable to each of them and to the operation of their respective businesses, including without limitation those relating to environmental and health matters, and do all things necessary to maintain, renew and keep in full force and effect all rights, permits, licenses, certificates, satisfactory clearances and franchises necessary to enable them to continue their respective businesses, to the extent its failure to comply with or do any of the foregoing could result in a Material Adverse Effect.

Section 6.05 Environmental Violations. The Borrower will promptly notify the Administrative Agent of any violation by it or any of its Subsidiaries of any Environmental Law; to the extent such violation would, in the reasonable judgment of the Borrower, have a Material Adverse Effect.

Section 6.06 ERISA Compliance. To the extent necessary to prevent a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the applicable provisions of ERISA, the applicable related provisions of the Code and other Federal and state laws.

Section 6.07 Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (ii) make all necessary repairs thereto and renewals and replacements thereof, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.08 Maintenance of Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain insurance with responsible insurance companies against loss or damage from hazards and the Borrower and its Restricted Subsidiaries will maintain public liability insurance, all in amounts reasonably consistent with the Borrower’s current practice.

Section 6.09 Use of Proceeds. The Borrower will use the proceeds of the Credit Extensions for working capital and other general corporate purposes, including, without limitation, capital expenditures or acquisitions, not in contravention of any Law or of any Loan Document.

Section 6.10 Tax Shelter Regulations. In the event that the Borrower intends to treat the Loans and/or the Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), the Borrower will promptly (i) notify the Administrative Agent thereof, and (ii) deliver to the Administrative Agent a duly completed copy of IRS Form 8886 or any successor form.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower agrees that so long as any Lender has any Commitment hereunder, any Obligation or other amount payable hereunder or under any Note or other Loan Document or any LC Obligation remains unpaid or any Letter of Credit remains unexpired:

Section 7.01 Limitation on Indebtedness of Restricted Subsidiaries. The Borrower ~~will not, and~~ will not cause or permit any Restricted Subsidiary to, directly or indirectly, incur, create, assume or permit to exist any Indebtedness except:

(i)          Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Borrower (including any Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with a Subsidiary of the Borrower, or at the time of a sale, lease or other disposition of all or substantially all of the properties of a Person to a Subsidiary of the Borrower); provided that such Indebtedness was not incurred in connection with, or in anticipation of, such event;

(ii)         Indebtedness owing to the Borrower, any Restricted Subsidiary or Worthington Receivables Corporation (or any replacement or substitute thereof);

(iii)        Indebtedness existing as of the Amendment Effective Date evidenced by Existing Letters of Credit and other letters of credit issued from time to time after the Amendment Effective Date for the benefit of the Borrower or any Restricted Subsidiary other than pursuant to Section 2.06 of this Agreement; provided that the sum of (A) the maximum amount which is, or at any time thereafter may become, available to be drawn under such Existing Letters of Credit or other letters of credit then outstanding and (B) the aggregate amount of all payments or disbursements not yet reimbursed by the Borrower or any Restricted Subsidiary to the applicable letter of credit issuer in respect of drawings under such Existing Letters of Credit or other letters of credit, shall not exceed $20,000,000 in the aggregate at any time; and

(iv)        other Indebtedness of the Restricted Subsidiaries in an aggregate principal amount at any time outstanding not in excess of 10% of Consolidated Net Tangible Assets.

Section 7.02 Restriction on Liens. The Borrower will not, and will not cause or permit any Restricted Subsidiary to, incur, create, assume, become or be liable in any way, or suffer to exist any mortgage, pledge, lien, charge, or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than Permitted Liens.

Section 7.03 Investments. The Borrower will not, and will not cause or permit any Restricted Subsidiary to, make or acquire, any Investment in any Person, except the following (such Investments described below being herein referred to as “Permitted Investments”):

(i)            Investments other than those permitted by subsections (i) through (xii) existing on the date hereof and listed on Schedule 7.03;

(ii)           Investments held by the Borrower or such Restricted Subsidiary in the form of Cash Equivalents;

(iii)          advances to officers, directors and employees of the Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes, in each case only to the extent that the making or incurrence of any such advance or obligation to any director or executive officer (or equivalent thereof) would not be in violation of Section 402 of the Sarbanes-Oxley Act;

(iv)          Investments of the Borrower in any Restricted Subsidiary or of any Restricted Subsidiary in the Borrower or another Restricted Subsidiary;

(v)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(vi)          Guaranty Obligations permitted by Section 7.01;

(vii)         Investments permitted by Section 7.04;

(viii)        Investments consisting of capital expenditures or inventory for use by or in the business of the Borrower or a Restricted Subsidiary;

(ix)          Investments in any Person of which the Borrower or any Restricted Subsidiary is, or becomes as a result of such Investment, the Controlling Person, or Investments in any assets which are acquired by the Borrower or a Restricted Subsidiary; provided that as at the end of the immediately preceding fiscal quarter prior to and after giving effect to any such Investment, the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.13;

(x)          Investments (including Investments made in connection with the acquisition of assets) in any Person of which the Borrower or any Restricted Subsidiary is not the Controlling Person; provided that as at the end of the immediately preceding fiscal quarter prior to and after giving effect to any such Investment, the Borrower is in pro forma compliance with the financial covenants set forth in Section

7.13; provided further that the initial amount (determined at the time made) of such Investments which are made after the Closing Date shall not exceed $100,000,000 in the aggregate;

(xi)          Investments in the nature of seller financing or other consideration received in a Disposition permitted under Section 7.05;

(xii)         additional Investments not exceeding $25,000,000 in the aggregate in any fiscal year of the Borrower.

Section 7.04 Merger. The Borrower will not, and will not cause or permit any Restricted Subsidiary to, merge or consolidate with or into any other Person except: (i) any Restricted Subsidiary or any other Person may merge or consolidate with the Borrower; provided that (a) the Borrower is the surviving entity of such merger or consolidation and (b) such surviving entity has the majority of its property and assets within the continental limits of the United States of America; or (ii) the Borrower may merge or consolidate with any Restricted Subsidiary; provided that (a) such Restricted Subsidiary is the surviving entity of such merger or consolidation, (b) such surviving entity is organized and existing under the laws of a state of the United States, (c) such surviving entity has the majority of its property and assets within the continental limits of the United States of America and (d) such surviving entity assumes in writing all of the obligations and liabilities of the Borrower under the Loan Documents; or (iii) any Restricted Subsidiary may merge or consolidate with any other Person; provided that the surviving entity of such merger or consolidation is a Restricted Subsidiary after such merger or consolidation; or (iv) any merger may be consummated in furtherance of a Disposition not prohibited under Section 7.05; or (v) any Foreign Subsidiary may merge or consolidated into any Foreign Subsidiary; provided that with respect to any merger or consolidation described in subsections (i) through (v) above, immediately prior to and after giving effect to any such transaction, no condition or event exists which constitutes a Default or an Event of Default shall have occurred and be continuing.

Section 7.05 Dispositions. The Borrower will not, and will not cause or permit any Restricted Subsidiary to, make any Disposition or enter into any agreement to make any Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis.

Section 7.06 ERISA. The Borrower will not, and will not cause or permit any Subsidiary to, at any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other related applicable Laws; or (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

Section 7.07 Designation of Restricted and Unrestricted Subsidiaries. (a) Schedule 7.07 sets forth a complete and accurate list of the Borrower’s Unrestricted Subsidiaries as of the Amendment Effective Date. From and after the Amendment Effective Date, the Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary; provided that: (i) immediately prior to and after giving effect to such change in designation no Default or an Event of Default would exist and (ii) the designation of the Subsidiary as an Unrestricted Subsidiary would not have a Material Adverse Effect; provided further that Borrower may not designate any Restricted Subsidiaries as Unrestricted Subsidiaries if the aggregate operating income of the Restricted Subsidiaries so designated at that time would account for more than 30% of the consolidated operating income of the Borrower and its Consolidated Subsidiaries for the most recently completed four fiscal quarters. Thereafter for purposes of such calculation operating income (including operating income from prior fiscal quarters) of Unrestricted Subsidiaries will be excluded from the consolidated operating income of the Borrower and its Consolidated Subsidiaries.

(b)         From and after the Closing Date, the Borrower shall not designate any Unrestricted Subsidiary which otherwise meets the definition of a Restricted Subsidiary, as a Restricted Subsidiary, unless if, and only if, immediately after giving effect to such change in designation: (i) any and all outstanding Indebtedness of such Subsidiary could then have been incurred in compliance with Section 7.01 and (ii) immediately prior to and after giving effect to such change in designation no Default or an Event of Default would exist; provided that if

Borrower has designated a Subsidiary which was previously treated as a Restricted Subsidiary as an Unrestricted Subsidiary during the term of this Agreement, Borrower may not again designate such Subsidiary as a Restricted Subsidiary without the consent of the Required Lenders.

(c)         Any change in designation pursuant to this Section 7.07 will be made by the Borrower giving written notice to the Administrative Agent on or prior to the date for such change in designation, specifying such date and the name of the Subsidiary whose designation is to be so changed, which notice will be accompanied by an officer’s certificate certifying that the conditions required for such change in designation will not be violated. The Administrative Agent will promptly provide a copy of such change in designation to the Lenders. Notwithstanding the foregoing, if due to an acquisition or other event, in either case to the extent permitted by this Agreement, which would cause a Person which was not previously a Consolidated Subsidiary to become a Consolidated Subsidiary, Borrower may immediately elect to have such Person not become a Consolidated Subsidiary, but instead to be designated as an Unrestricted Subsidiary.

Section 7.08 Change in Nature of Business. The Borrower will not, and will not cause or permit any Restricted Subsidiary to, make any change in its business which would cause the type of business primarily conducted by the Borrower and its Restricted Subsidiaries, considered on a consolidated basis, to be materially different from the type of business primarily being conducted on the Amendment Effective Date.

Section 7.09 Transactions with Affiliates. The Borrower will not, and will not cause or permit any Restricted Subsidiary to, enter into any material transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service with any Affiliate of the Borrower (other than a Restricted Subsidiary), other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder.

Section 7.10 Burdensome Agreements. The Borrower will not, and will not cause or permit any Restricted Subsidiary to, enter into any Contractual Obligation that materially limits the ability of any Restricted Subsidiary to make Restricted Payments to the Borrower or to otherwise generally transfer property to the Borrower.

Section 7.11 Use of Proceeds. The Borrower will not, and will not cause or permit any Restricted Subsidiary to, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.12 Governance Documents. The Borrower will not amend or change its Articles of Incorporation or code of regulations in any manner which is materially adverse to the Lenders.

Section 7.13 Financial Covenants.

(a)         Leverage Ratio. The Borrower will not permit the Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower, in each case taken as a single accounting period, ending on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter Ended	Ratio
May 31, 2004 through February 28, 2005	•	3.25 to 1.0
May 31, 2005 and Thereafter	•	3.00 to 1.0

(b)         Consolidated Indebtedness to Capitalization. The Borrower will not permit the ratio of the Borrower’s Consolidated Indebtedness to the Borrower’s Capitalization, calculated as of the end of each fiscal quarter of the Borrower, to be greater than 55%.

Section 7.14 Anti-Terrorism Laws. The Borrower will not, and will not cause or permit any Subsidiary to, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii)

deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13225, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.

ARTICLE VIII

DEFAULTS

Section 8.01 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a)        Payment. The Borrower shall fail to pay: (i) as and when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise) any amount of principal of any Loan, any amount of interest on any Competitive Bid Loan or any LC Obligation; (ii) within 5 days of when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise) any interest on any Committed Loan or LC Obligation, any commitment facility, utilization or other fee due hereunder; or (iii) within 5 days after the same become due, any other amount payable hereunder or under any other Loan Document.

(b)        Representation and Warranties. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Loan Documents or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c)        Covenants. The Borrower shall default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of an executive officer of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d)        Bankruptcy, etc. with respect to the Borrower and Active Restricted Subsidiaries. A Bankruptcy Event shall occur with respect to the Borrower or any of its Active Restricted Subsidiaries.

(e)        Bankruptcy, etc. with respect to Unrestricted Subsidiaries. A Bankruptcy Event shall occur with respect to any of the Borrower’s Unrestricted Subsidiaries and such event would reasonably be expected to have a Material Adverse Effect.

(f)        Cross-Default. A default by the Borrower or any of its Subsidiaries with respect to any evidence of Indebtedness in excess of $5,000,000 by it for borrowed money (other than to the Lenders pursuant to this Agreement), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any Indebtedness of it in excess of $5,000,000 for borrowed money (other than to the Lenders pursuant to this Agreement) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period).

(g)        Judgments. Unless adequately insured or bonded, the entry of a final judgment for the payment of money involving more than $10,000,000 against the Borrower or any of its Subsidiaries and the failure by the Borrower or any of its Subsidiaries: (i) to discharge the same, or cause it to be discharged, within thirty days from the date of the order, decree or process under which or pursuant to which such judgment was entered or (ii) to secure a stay of execution pending appeal of such judgment; or the entry of one or more final non-monetary judgments or orders against the Borrower or any of its Subsidiaries which, singly or in the aggregate, does or could reasonably be expected to cause a Material Adverse Effect.

(h)        Ownership. There shall occur a Change of Control of the Borrower.

Section 8.02 Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or all

Lenders as may be required pursuant to Section 10.01), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Agents or any Lender to enforce its claims against the Borrower except as otherwise specifically provided for herein:

(a)        Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)        Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c)        Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 8.01(d) or (e), it will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d)        Enforcement of Rights. Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, delivery of a Notice of Acceleration (as defined in the Trust Agreement), and all rights of set-off, or applicable Law.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(d) or (e) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of any Debtor Relief Law or any other insolvency statute.

In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Loan Document shall have been breached by the Borrower, then the Administrative Agent may proceed to protect and enforce the Lenders’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Loan Document. Without limitation of the foregoing, the Borrower agrees that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof.

ARTICLE IX

AGENCY PROVISIONS

Section 9.01 Appointment; Authorization.

(a)        Appointment. Each Lender hereby designates and appoints PNC Bank, National Association as Administrative Agent and The Bank of Nova Scotia as Syndication Agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby authorizes the Agents, as the agents for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Agents shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Loan Documents, or shall otherwise exist against the Agents. In performing its functions and duties under this Agreement and the other Loan Documents, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower. Without limiting the generality of the foregoing two sentences, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article IX (other than Section 9.09) are solely for the benefit of the Agents and the Lenders and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof (other than Section 9.09).

(b)        Certain Other Agents. The Bank of Nova Scotia, in its capacity as Syndication Agent, shall have no duties or obligations whatsoever under this Agreement or any of the other Loan Documents.

Section 9.02 Delegation of Duties. An Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. An Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct.

Section 9.03 Exculpatory Provisions. No Agent-Related Person shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection herewith or in connection with any of the other Loan Documents or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or participants for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by an Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower.

Section 9.04 Reliance on Communications. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Agents). The Agents may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.06(b). The Agents shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 10.01, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns). Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, any Agent shall, and in all other instances an Agent may, but shall not be required to, initiate any solicitation for the consent or vote of the Lenders.

Section 9.05 Notice of Default. An Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, unless such Agent has received written notice from a Lender or the Borrower referring to the Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default or it shall deem advisable or in the best interest of the Lenders, except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether any Agent-Related Person has disclosed material information in its possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower, and all requirements of Law pertaining to the transaction contemplated by the Loan Documents, and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower or its Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent-Related Person (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), from and against any and all Indemnified Liabilities which may at any time (including, without limitation, at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against an Agent in its capacity as such in any way relating to or arising out of this Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by an Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided further that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The agreements in this Section 9.07 shall survive the payment of the Obligations and all other obligations and amounts payable hereunder and under the other Loan Documents.

Section 9.08 Agents in Their Individual Capacity. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting and other business with the Borrower as though such Agent were not an Agent hereunder or under another Loan Document. The Lenders acknowledge that, pursuant to any such activities, an Agent or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, an Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.09 Successor Agents. Any Agent may, at any time, resign upon 30 days’ written notice to the Lenders. If an Agent resigns under a Loan Document, the Required Lenders shall appoint from among the Lenders a successor Agent, which successor Agent shall be subject to the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment prior to the effective date of the resignation of the resigning Agent, then the resigning Agent shall have the right, after consulting with the Lenders and the Borrower, to appoint a successor Agents; provided that such successor is a Lender hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $500,000,000. If no successor Agent is appointed prior to the effective date of the resignation of the resigning Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor Agent from among the Lenders. Upon the acceptance of any appointment as an Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent, as appropriate, under this Agreement and the other Loan Documents and the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent within sixty days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.

Section 9.10 Certain Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent”, “co-agent”, “joint lead arranger”, “book runner” or “lead manager” shall have any right, power, obligation, liability, responsibility or duty under the Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or any such Person so identified shall have or be deemed to have any fiduciary relationship to any Lender or the Borrower. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.11 Agents’ Fees; Arranger Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent with respect to this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

Section 9.12 No Reliance on Agents’ Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent-Related Person to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Subsidiaries, its Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices, or (v) other procedures required under the CIP Regulations or such other Laws.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Waivers and Consents. Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent, and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Borrower and the Agents party thereto, as applicable; provided that the foregoing shall not restrict the ability of the Required Lenders to waive any Event of Default prior to the time the Administrative Agent shall have declared, or the Required Lenders shall have requested the Administrative Agent to declare, the Loans immediately due and payable pursuant to Article VIII; provided further that:

(i)         no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender affected thereby:

(A)        extend the final maturity of any Loan or the time of payment of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit; provided that this clause (A) shall not restrict the ability of the Required Lenders to waive any Event of Default (other than an Event of Default the waiver of which would effectively result in any such extension or waiver), prior to the time the Administrative Agent shall have declared, or the Required Lenders shall have requested the Administrative Agent to declare, the Loans immediately due and payable pursuant to Article VIII;

(B)        reduce the rate, or extend the time of payment, of interest or change the manner of computation of any financial covenant used in determining the Applicable Margin that could result in the reduction of the rate of interest on any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

(C)        reduce or waive the principal amount of any Loan or any LC Disbursement;

(D)        increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(E)        release the Borrower from its Obligations under the Loan Documents;

(F)        amend, modify or waive any provision of this Section 10.01 or reduce any percentage specified in, or otherwise modify, the definition of Required Lenders;

(G)        consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Loan Documents to which it is a party, except as permitted thereby; or

(H)        amend, modify or waive any provision of Section 2.13 or Section 2.14;

(ii)        no provision of Article IX may be amended without the consent of the Administrative Agent, no provision of Section 2.06 may be amended without the consent of each Issuing Lender and no provision of Section 2.02(d) may be amended without the consent of the Swingline Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (ii) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a)        General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02; or, in the case of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent, any Issuing Lender and the Swingline Lender. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided that notices and other communications to the Administrative Agent, any Issuing Lender and the Swingline Lender pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)        Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to requirements of Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)        Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)        Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except for such losses resulting from the Administrative Agent’s or Lender’s gross negligence or willful misconduct. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure or delay on the part of an Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Agents or any Lender and the Borrower shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agents or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Lenders to any other or further action in any circumstances without notice or demand.

Section 10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (i) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and actual out-of-pocket expenses incurred by the Administrative Agent and the reasonable and actual cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all the other Obligations.

Section 10.05 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower, any Affiliate of the Borrower or any of their respective officers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of any Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use of or contemplated use of the proceeds of any Credit Extension, or the relationship of the Borrower, any Agent and the Lenders under this Agreement or any other Loan Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action, or Proceeding (all the foregoing, collectively; the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against any Agent, any Lender, any other Creditor, any of their Affiliates or any of their respective directors, officers, employees, attorneys, agents and advisers, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loans or of the Letters of Credit. Without prejudice to the survival of any other agreement of the Borrower hereunder and under the other Loan Documents, the agreements and obligations of the Borrower contained in this Section 10.05 shall survive the repayment of the Loans, LC Obligations and other obligations under the Loan Documents and the termination of the Commitments hereunder.

Section 10.06 Successors and Assigns.

(a)        Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its interests and obligations without the prior written consent of either the Required Lenders or the Lenders, as the terms set forth in Section 10.01 may require;

(b)        Assignments. Any Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes, its Commitments and any Participation Interest in Letters of Credit and Swingline Loans held by it); provided that:

(i)          each such assignment shall be to an Eligible Assignee;

(ii)         except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any Approved Fund the aggregate amount of the Revolving Commitment of the assigning Lender subject to such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not, without the consent of the Borrower and the Administrative Agent, be less than $5,000,000 and an integral multiple of $1,000,000 (or such lesser amount as shall equal the assigning Lender’s entire Revolving Commitment);

(iii)        each such assignment by a Lender shall be of a constant, and not varying, percentage of all rights and obligations in respect of a particular Class of Commitments under this Agreement and the other Loan Documents;

(iv)        the parties to such assignment shall execute and deliver to the Administrative Agent and with respect to the assignment of all or a portion of the Revolving Committed Amount the Issuing Lenders for their consent not to be unreasonably withheld an Assignment and Acceptance in the form of Exhibit C, together with any Note subject to such assignment and a processing fee of $3,500, payable or agreed between the assigning Lender and the assignee. Not later than the date any such executed Assignment and Acceptance is delivered to the Administrative Agent, the Administrative Agent shall provide the Borrower with notice of any such assignment.

(c)        Assignment and Acceptance. By executing and delivering an Assignment and Acceptance in accordance with this Section 10.06, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Agreement, the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, any Issuing Lender, the Swingline Lender, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Loan Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender. Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 10.06, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not a United States person under Section 7701(a)(30) of the Code, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.01.

(d)        Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this subsection 10.06(d), to (i) maintain a register (the ”Register”) on which the Administrative Agent will record the Commitments from time to time of each Lender, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and to (ii) retain a copy of each Assignment and Acceptance delivered to the Administrative Agent pursuant to this Section 10.06. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person in whose name a Loan and the Note evidencing the same is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. With respect to any Lender, the assignment or other transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made and any Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and, except to the extent provided in this subsection 10.06(d), otherwise complies with this Section 10.06, and prior to such recordation all amounts owing to the transferring Lender with respect to such Commitments, Loans and Notes shall remain owing to the transferring Lender. The registration of assignment or other transfer of all or part of any Commitments, Loans and Notes for a Lender shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Acceptance and payment of the administrative fee referred to in Section 10.06(b)(iv). The Register shall be available at the offices where kept by the Administrative Agent for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice to the Administrative Agent, and the Administrative Agent shall provide a copy of the Register to any Lender requesting a copy thereof, but in no event more frequently then once per calendar quarter.

(e)        Participations. Each Lender may, without the consent of the Borrower, the Issuing Lenders, the Swingline Lender or any Agent, sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it and any Notice and participation in Letters of Credit and Swingline Loans held by it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the right of setoff contained in Section 10.08 and the yield protection provisions contained in Sections 3.01, 3.04 and 3.05 and to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefits of such yield protections; provided that the Borrower shall not be required to reimburse any participant pursuant to Sections 3.01, 3.04 or 3.05 in an amount which exceeds the amount that would have been payable thereunder to such Lender had such Lender not sold such participation and (iv) the Borrower, the Agents, the Issuing Lenders, the Swingline Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Obligations owing to such Lender and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes or extending its Commitment).

(f)        Other Assignments. Any Lender may at any time (i) assign all or any portion of its rights under this Agreement and any Notes to a Federal Reserve Bank, (ii) pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes, if any) to secure obligations of such Lender and (iii) grant to an SPC referred to in subsection (h) below identified as such in writing from time to time by such Lender to the Administrative Agent the Borrower the option to provide to the Borrower all or any part of any Loans that such Lender would otherwise be obligated to make to the Borrower pursuant to the Agreement; provided that no such assignment, option, pledge or security interest shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or other person to which such option, pledge or assignment has been made for such Lender as a party hereto.

(g)        Information. Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 10.07.

(h)        Other Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender, (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 10.01 and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender. The funding of a Loan by an SPC hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This subsection (h) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

Section 10.07 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (A) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or participant in, any of its rights or obligations under this Agreement or (B) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (vii) with the consent of the Borrower; (viii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 10.07 or (B) becomes available to an Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (ix) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section 10.07, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.

Section 10.08 Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or specific) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, under the other Loan Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that to the extent permitted by Law any Person purchasing a participation in the Loans, Commitments and LC Obligations hereunder pursuant to Section 2.01(b), 2.06(a) or (e), 2.14 or 10.06(e) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder and any such set-off shall reduce the amount owed by the Borrower to the Lender (but without duplication).

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart by facsimile shall be effective as an original executed counterpart and shall be deemed a representation that the original executed counterpart will be delivered.

Section 10.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, put rather in accordance with the fair meaning thereof.

Section 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14 Headings. The headings and captions of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 10.15 Governing Law; Submission to Jurisdiction.

(a)        THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN

DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 AND, AS TO MATTERS NOT GOVERNED BY SUCH UNIFORM CUSTOMS, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York or the Western District of North Carolina, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditional, the nonexclusive jurisdiction of such courts. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

(b)        The Borrower hereby irrevocably appoints C.T. Corporation System its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 10.15 and consents to process being served in any such suit, action or proceeding upon C.T. Corporation System (with a copy thereof being mailed by overnight courier to the Borrower’s address referred to in Schedule 10.02) in any manner or by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Borrower’s address referred to in Schedule 10.02. The Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 10.15 shall affect the right of any Lender to serve process in any manner permitted by law or limit the right of any Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions.

Section 10.16 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17 Binding Effect. This Agreement shall become effective at such time when it shall have been executed by the Borrower, each Lender and the Administrative Agent, and the conditions set forth in Section 4.01 have been satisfied by the Borrower or waived by the Lenders, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

Section 10.18 Conflict. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any other Loan Document, on the other hand, this Agreement shall control.

Section 10.19 Certification From Lenders and Participants. Each Lender and each assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Person is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations (i) within 10 days after the Amendment Effective Date, and (ii) at such other times as are required under the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	WORTHINGTON INDUSTRIES, INC.

	By:	/s/ Randal I. Rombeiro
		Name:	Randal I. Rombeiro
		Title:	Treasurer

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

	By:	/s/ David B. Gookin
		Name:	David B. Gookin
		Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION, as Swingline Lender

	By:	/s/ David B. Gookin
		Name:	David B. Gookin
		Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ David B. Gookin
Name: David B. Gookin
Title: Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ C. Jeffrey Searon
	Name:	C. Jeffrey Searon
	Title:	M.D.

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Nadine Bell
Name:	Nadine Bell
Title:	Senior Manager

THE BANK OF NOVA SCOTIA, as Syndication Agent

By:	/s/ Nadine Bell
Name:	Nadine Bell
Title:	Senior Manager

CREDIT SUISSE FIRST BOSTON CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Bill O’Daly		/s/ Cassandra Droogan
	Name:	Bill O’Daly	Cassandra Droogan
	Title:	Director	Associate

FIFTH THIRD BANK (CENTRAL OHIO), as a Lender

By:	/s/ Christopher D. Jones
	Name:	Christopher D. Jones
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATIONS, as a Lender

By:	/s/ R. H. Friend
	Name:	R. H. Friend
	Title:	Vice President

CIBC, INC., as a Lender

By:	/s/ Gerald Girardi
	Name:	Gerald Girardi
	Title:	Executive Director
CIBC World Markets Corp., as Agent

COMERICA BANK, as a Lender

By:	/s/ Ryan Oliver
	Name:	Ryan Oliver
	Title:	Assistant Vice President

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Dwayne R. Finney
	Name:	Dwayne R. Finney
	Title:	Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Laurie Kieta
	Name:	Laurie Kieta
	Title:	Vice President

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Rick J. Zarnoch
	Name:	Rick J. Zarnoch
	Title:	Vice President

JPMORGAN CHASE BANK, as a Lender

By:	/s/ James H. Ramage
	Name:	James H. Ramage
	Title:	Managing Director

NATIONAL CITY BANK, as a Lender

By:	/s/ Michael Kelley
	Name:	Michael Kelley
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven M. Buehler
	Name:	Steven M. Buehler
	Title:	Vice President

By:	/s/ Scott Miller
	Name:	Scott Miller
	Title:	Vice President

MELLON BANK, NA, as a Lender

By:	/s/ William M. Feathers
	Name:	William M. Feathers
	Title:	Vice President

Exhibits:

Exhibit A-1	-	Form of Notice of Syndicated Loan
Exhibit A-2	-	Form of Competitive Bid Request
Exhibit A-3	-	Form of Competitive Bid
Exhibit A-4	-	Form of Notice of Extension/Conversion
Exhibit A-5	-	Form of Swingline Loan Request
Exhibit A-6	-	Form of Letter of Credit Request

Exhibit B-1	-	Form of Revolving Note
Exhibit B-2	-	Form of Competitive Bid Note
Exhibit B-3	-	Form of Swingline Note

Exhibit C	-	Form of Assignment and Acceptance

Exhibit A-1 - Form of Notice of Syndicated Loan

______________, ____

PNC Bank, National Association

  as Administrative Agent

[ADDRESS]

Attn: [                                    ]

Dear [                            ]:

Reference is made to that certain Amended and Restated Revolving Credit Agreement, dated as of July 22, 2004 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Worthington Industries, Inc., an Ohio corporation (the “Borrower”), the lending institutions party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and The Bank of Nova Scotia, as Syndication Agent and Sole Bookrunner. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein. This notice constitutes a Notice of Syndicated Borrowing pursuant to Section 2.02(a) of the Credit Agreement.

•	The date of the Borrowing will be , .[1]

•	The aggregate principal amount of the Borrowing will be $ .[2]

•	The Borrowing will consist of [Base Rate] [Eurodollar] Loans.

•	The initial Interest Period for the Loans comprising such Borrowing will be .[3]

The Syndicated Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Credit Agreement.

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

1              Must be a Business Day.

2              Must be an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000.

3              Applicable only in the case of a Eurodollar Borrowing. Insert “one month”, “two months”, “three months” or “six months” (subject to the provisions of the definition of Interest Period and to Section 2.07(a) of the Credit Agreement).

Exhibit A-2 - Form of Competitive Bid Request

______________, ___

PNC Bank, National Association

  as Administrative Agent

[ADDRESS]

Attn: [                                    ]

Dear [                            ]:

Reference is made to that certain Amended and Restated Revolving Credit Agreement, dated as of July 22, 2004 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Worthington Industries, Inc., an Ohio corporation (the “Borrower”), the lending institutions party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and The Bank of Nova Scotia, as Syndication Agent and Sole Bookrunner. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein. This notice shall constitute a Competitive Bid Request under Section 2.03(b) of the Credit Agreement.

We hereby give notice that we request Competitive Bids for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:                     ,         4

Aggregate principal amount (with any sublimits set forth below):                     5

Competitive Bid Loan No.	Interest Period Requested:[6]	Maximum Principal Amount	Type of Bid
1	_____ months	$_____________	____________

2	_____ months	$_____________	____________

3	_____ months	$_____________	____________

4                  Must be a Business Day.

5                  Must be an aggregate amount of $5,000,000 or a larger multiple of $1,000,000.

6                  Insert “one month”, “two months”, “three months” or “six months” in the case of Competitive Bid LIBOR Loans and Competitive Bid Absolute Rate Loans, in each case subject to the provisions of the definition of Interest Period.

The Borrower authorizes the Administrative Agent to deliver this Competitive Bid Request to the Lenders. Response by the Lenders must be in substantially the form of Exhibit A-3 to the Credit Agreement and must be received by the Administrative Agent by the time specified in Section 2.03(d) of the Credit Agreement for submitting Competitive Bids.

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

Exhibit A-3 - Form of Competitive Bid

                                         ,

To:	PNC Bank, National Association, as Administrative Agent

Re:	Competitive Bid to Worthington Industries, Inc.

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Revolving Credit Agreement, dated as of July 22, 2004 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Worthington Industries, Inc., an Ohio corporation (the “Borrower”), the lending institutions party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and The Bank of Nova Scotia, as Syndication Agent and Sole Bookrunner. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

In response to the Competitive Bid Request dated                     ,     , the undersigned offers the following Competitive Bid:

1.         Date of Borrowing:                            7

•    In an aggregate principal amount (with any sublimits set forth below) not exceeding $                            .8

7                       As specified in the related Competitive Bid Request.

8                      Principal amount bid for each Interest Period may not exceed the principal amount requested for such Interest Period as specified in the related Competitive Bid Request. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Lender is willing to lend. Bids may be greater than or less than the Commitment of the Lender, but must be made for a principal amount of $5,000,000 or a larger multiple of $1,000,000.

•	Comprised of:

Bid Loan No.	Principal Amount (Maximum)[3]		Interest Period[4]	Absolute Rate[5]
1	$	_________	_______months	____	%
2	$	_________	_______months	____	%
3	$	_________	_______months	____	%

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) is accepted, in whole or in part.

Very truly yours,

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

3               Principal amount bid for each Interest Period may not exceed the principal amount requested for such Interest Period as specified in the related Competitive Bid Request. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Lender is willing to lend. Bids may be greater than or less than the Revolving Commitment of the Lender, but must be made for a principal amount of $5,000,000 or a larger multiple of $1,000,000.

4               Insert “one month”, “two months”, “three months” or “six months” in the case of Competitive Bid LIBOR Loans and Competitive Bid Absolute Rate Loans, in each case as specified in the related Competitive Bid Request. No more than three bids are permitted for each Interest Period.

5               Specify rate of interest per annum (to the nearest 1/100th of 1%).

THIS SECTION IS TO BE COMPLETED BY THE BORROWER IF IT

WISHES TO ACCEPT ANY OFFERS CONTAINED IN THIS COMPETITIVE BID

The offers made above are hereby accepted in the amounts set forth below:

Bid Loan No.	Principal Amount Accepted
$
$
$

WORTHINGTON INDUSTRIES, INC.

By:

Name:

Title:

Date:

Exhibit A-4 - Form of Notice of Extension/Conversion

                                         ,

PNC Bank, National Association

as Administrative Agent

[ADDRESS]

Attn: [                            ]

Dear [                    ]:

This notice shall constitute a “Notice of Conversion/Continuation” pursuant to Section 2.08(a) of the Amended and Restated Revolving Credit Agreement, dated as of July 22, 2004 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Worthington Industries, Inc., an Ohio corporation (the “Borrower”), the lending institutions party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and The Bank of Nova Scotia, as Syndication Agent and Sole Bookrunner. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

2.         The Group of Loans (or portion thereof) to which this notice applies is [all or a portion of all Base Rate Loans currently outstanding] [all or a portion of all Eurodollar Loans currently outstanding having an Interest Period of [_____ months] and ending on the Election Date specified below].

•     The date on which the conversion/continuation selected hereby is to be effective is                            ,          (the “Election Date”).9

•     The principal amount of the Group of Loans (or portion thereof) to which this notice applies is $                            ,          .10

•     The Group of Loans (or portion thereof) which are to be converted will bear interest based upon the [Base Rate] [Applicable Interbank Offered Rate]. The Group of Loans (or portion thereof) which are to be continued will bear interest based upon the [Base Rate] [Applicable Interbank Offered Rate].

•     The Interest Period for such Loans will be                                    .11

9                       Must be a Business Day.

10                     May apply to a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000.

11                     Applicable only in the case of a conversion to, or a continuation of Eurodollar Loans. For Eurodollar Loans, insert “one month”, “two months”, “three months” or “six months” (subject to the provisions of the definition of Interest Period).

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

Exhibit A-5 = Form of Swingline Loan Request

                                         ,

PNC Bank, National Association

as Swingline Lender

[ADDRESS]

Attn: [                        ]

Dear [                    ]:

Reference is made to that certain Amended and Restated Revolving Credit Agreement, dated as of July 22, 2004 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Worthington Industries, Inc., an Ohio corporation (the “Borrower”), the lending institutions party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and The Bank of Nova Scotia, as Syndication Agent and Sole Bookrunner. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

The undersigned hereby requests a Swingline Loan:

1.         On                              (a Business Day).

2.         In the amount of $                            .

The Swingline Loan requested herein complies with the requirements of the proviso to the first sentence of Section 2.01(b)(i) of the Credit Agreement.

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

Exhibit A-6 - Form of Letter of Credit Request

                                         ,

PNC Bank, National Association

as Issuing Lender

[ADDRESS]

Attn: [                            ]

Ladies and Gentlemen:

This notice shall constitute a “Letter of Credit Request” pursuant to Section 2.06(b) of the Amended and Restated Revolving Credit Agreement, dated as of July 22, 2004 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Worthington Industries, Inc., an Ohio corporation (the “Borrower”), the lending institutions party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and The Bank of Nova Scotia, as Syndication Agent and Sole Bookrunner. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

The undersigned hereby requests that the Issuing Lender issue a [Standby] [Trade] Letter of Credit on                                         ,          12 in the aggregate amount of $                .

The beneficiary of the requested [Standby] [Trade] Letter of Credit will be                     13, and such [Standby] [Trade] Letter of Credit will be in support of                              14 and will have a stated termination date of                     15.

Copies of all documentation with respect to the supported transaction are attached hereto.

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

12                 Must be a Business Day.

13                 Insert name and address of beneficiary.

14                 Insert a description of the obligations, the name of each agreement and/or a description of the commercial transaction to which this Letter of Credit Request relates.

15                 Insert the last date upon which drafts may be presented (which may not be later than one year after the date of issuance specified above or beyond the fifth Business Day prior to the Maturity Date).

Exhibit B-1 - Form of Revolving Note

Principal Sum: $[ ]	Pittsburgh, Pennsylvania
July 22, 2004

For value received, WORTHINGTON INDUSTRIES, INC., an Ohio corporation (the “Borrower”), hereby promises to pay to the order of [                             ] (the “Lender”) for the account of its Applicable Lending Office, at the office of PNC Bank, National Association (the “Administrative Agent”) as set forth in that certain Amended and Restated Revolving Credit Agreement, dated as of July 22, 2004 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among the Borrower, the lending institutions party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and The Bank of Nova Scotia, as Syndication Agent and Sole Bookrunner, the Principal Sum set forth above (or such lesser amount as shall equal the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, payable on demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the rates per annum set forth in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement and evidences Revolving Loans made by the Lender thereunder. Capitalized terms used in this Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The Credit Agreement provides for the acceleration of the maturity of the Revolving Loans evidenced by this Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Revolving Loans upon the terms and conditions specified therein. In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each Revolving Loan then outstanding shall be endorsed by the Lender on the schedule attached to and made a part hereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or under this Revolving Note in respect of the Revolving Loans to be evidenced by this Revolving Note, and each such recordation or endorsement shall be prima facie evidence of such information.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Revolving Note and the Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 10.06(d) of the Credit Agreement.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed as of the date first above written.

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit B-2 – Form of Competitive Bid Note

Pittsburgh, Pennsylvania

                                         ,

FOR VALUE RECEIVED, the undersigned WORTHINGTON INDUSTRIES, INC., an Ohio corporation (the “Borrower”), hereby promises to pay to the order of                              (the “Lender”), on the last day of the Interest Period therefor, the principal amount of each Competitive Bid Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Revolving Credit Agreement, dated as of July 22, 2004 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the lending institutions party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and The Bank of Nova Scotia, as Syndication Agent and Sole Bookrunner.

The Borrower promises to pay interest on the unpaid principal amount of each Competitive Bid Loan from the date of such Competitive Bid Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the applicable currency in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Competitive Bid Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Competitive Bid Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Competitive Bid Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

COMPETITIVE BID LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit B-3 – Form of Swingline Note

Pittsburgh, Pennsylvania

July 22, 2004

FOR VALUE RECEIVED, the undersigned WORTHINGTON INDUSTRIES, INC., an Ohio corporation (the “Borrower”), hereby promises to the order of PNC Bank, National Association (the “Swingline Lender”), on the date when due in accordance with the Credit Agreement referred to below, the aggregate principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrower under that certain Amended and Restated Revolving Credit Agreement, dated as July 22, 2004 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the lending institutions party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and The Bank of Nova Scotia, as Syndication Agent and Sole Bookrunner.

The Borrower promises to pay interest on the unpaid principal amount of each Swingline Loan from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.

All payments of principal and interest shall be made to the Swingline Lender in the applicable currency in immediately available funds at its Lending Office.

If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is the Swingline Note referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swingline Loans made by the Swingline Lender shall be evidenced by one or more loan accounts or records maintained by Swingline Lender in the ordinary course of business. The Swingline Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Swingline Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

SWINGLINE LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Notation Made By

Exhibit C - Form of Assignment and Acceptance

Reference is made to the Amended and Restated Revolving Credit Agreement, dated as of July 22, 2004 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Worthington Industries, Inc., an Ohio corporation (the “Borrower”), the lending institutions party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and The Bank of Nova Scotia, as Syndication Agent and Sole Bookrunner. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

3.        The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the effective date of the assignment as designated in paragraph 4 below (the “Effective Date”), the interests set forth on Schedule 1 hereto (collectively, the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, (i) the interest set forth on Schedule 1 hereto in the Revolving Commitment Percentage of the Assignor on the Effective Date, (ii) the Loans owing to the Assignor in connection with the Assigned Interest which are outstanding on the Effective Date and (iii) the Assignor’s participation interests in all Letters of Credit (and the rights and obligations appurtenant thereto under the LOC Documents) and all Swingline Loans, in each case as of the Effective Date. The purchase of the Assigned Interest shall be at par and periodic payments made with respect to the Assigned Interest which (i) accrued prior to the Effective Date shall be remitted to the Assignor and (ii) accrue from and after the Effective Date shall be remitted to the Assignee. From and after the Effective Date, the Assignee, if it is not already a Lender under the Credit Agreement, shall become a “Lender” for all purposes of the Credit Agreement and the other Loan Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations under the Credit Agreement.

•    The Assignor: (i) represents and warrants that it is the legal and beneficial owner of the Assigned Interest being assigned by it hereunder and that such Assigned Interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or for the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) represents and warrants that under applicable Laws no tax will be required to be withheld by the Administrative Agent or the Borrowers with respect to any payments to be made to the Assignee hereunder or under any Loan Document, and unless otherwise indicated in the space opposite the Assignee’s signature below, no tax forms described in Section 3.01(d) of the Credit Agreement are required to be delivered by the Assignee and (v) attaches the Note[s] held by the Assignor and requests that the Administrative Agent exchange such Note[s] for new Note payable to the order of the Assignee in the amount specified on line (j) of Schedule 1, and to the order of the Assignor in the amount, if any, specified on line (i) of Schedule 1.

•    The Assignee: (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Sections 5.01 and 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

•    Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1.

•    Upon such acceptance and recording by the Administrative Agent, as of the Effective Date (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

•    Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Note in respect of the interests assigned hereby (including, without limitation, all payments of principal, interest, Commitment Fees and other fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Note for periods prior to the Effective Date directly between themselves.

•    This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

•    This Assignment and Acceptance shall be effective only upon consent of the Administrative Agent (and, if applicable, the Borrower) and delivery to the Administrative Agent of this Assignment and Acceptance, together with the transfer fee payable pursuant to Section 10.06(b)(iv) of the Credit Agreement in connection herewith and recordation in the Register pursuant to Section 10.06(d) of the Credit Agreement of the terms hereof.

•    Attached hereto as Schedule 2 is all contact, address, account and other administrative information relating to the Assignee.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executive by their officers thereunto duly authorized as of the date specified thereon.

], as Assignor

By:
Name:
Title:

Tax forms required by		[ ], as Assignee
Section 3.01(d) of the
Credit Agreement included

By:
Name:
Title:

CONSENTED TO:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Issuing Lender

By:
Name:
Title:

WORTHINGTON INDUSTRIES, INC., as Borrower

By:
Name:
Title:

SCHEDULE 1

to

ASSIGNMENT AND ACCEPTANCE

(a)	Date of Assignment:

(b)	Legal Name of Assignor:

(c)	Legal Name of Assignee:

(d)	Effective Date of Assignment:[16]

(e)	Revolving Commitment Percentage Assigned (expressed as a percentage set forth to at least 8 decimals)	__________%

(f)	Revolving Commitment Percentage of Assignee after giving effect to this Assignment and Acceptance as of the Effective Date (set forth to at least 8 decimals)	__________%

(g)	Revolving Commitment Percentage of Assignor after giving effect to this Assignment and Acceptance as of the Effective Date (set forth to at least 8 decimals)	__________%

(h)	Revolving Commitment Amount as of Effective Date	$_______________

(i)	Principal Amount of Assignor’s Revolving Commitment Percentage as of the Effective Date (the amount set forth in (h) multiplied by the percentage set forth in (g))	$_______________

(j)	Principal Amount of Assignee’s Revolving Commitment Percentage as of the Effective Date (the amount set forth in (h) multiplied by the percentage set forth in (f))	$_______________

16 This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

SCHEDULE 2

to

ASSIGNMENT AND ACCEPTANCE

ADMINISTRATIVE DETAILS

(Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses and account and payment information)